As filed with the Securities and Exchange Commission on October 15, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

COLORADO GOLDFIELDS INC.
(Name of small business issuer in its charter)

Nevada	1041	20-0716175
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226
(303) 984-5324
(Address and telephone number of principal executive offices)
10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226
(Address of principal place of business or intended place of business)
Lee R. Rice, Interim Chief Executive Officer
Colorado Goldfields Inc.
10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226
(303) 984-5324
(Name, address and telephone number of agent for service)
With copies to:
David A. Thayer, Esq.
Jackson Kelly PLLC
1099 18th Street, Suite 2150
Denver, Colorado 80202
(303) 390-0179
Approximate date of commencement of proposed sale to public:
As soon as practical after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities At registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to	offering price	aggregate	Amount of
securities to be registered	be registered(1)	per unit	offering price	registration fee
Common stock, $0.001par value	30,000,000	$0.05 (2)	$1,500,000 (2)	$58.95

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.

(2)	Pursuant to Rule 457(c), estimated based upon the average of the high and low sales prices of the common stock on October 10, 2008.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2008

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
COLORADO GOLDFIELDS INC.
30,000,000 Shares of
Common Stock
          This Prospectus relates to the sale of up to 30,000,000 shares of Colorado Goldfields Inc. common stock by the selling shareholder. We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from this offering. However, we will receive proceeds from the sale of our common stock under the Standby Equity Distribution Agreement (the SEDA), which was entered into between us and YA Global Investments, LP (YA Global), the selling shareholder. Under the SEDA, we have agreed to sell YA Global shares of our common stock at 95% of the lowest daily volume weighted average price of our shares during the five consecutive trading days immediately following the date we send notice to YA Global, subject to minimum price and funding limitations in the SEDA.
          The shares of our common stock are being offered for sale by the selling shareholder at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices. On October 10, 2008, the last reported sale price of our common stock was $.05 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol CGFI.OB. These prices will fluctuate based on the demand for the shares of our common stock.
          The common shares offered under this prospectus may be sold by the selling shareholder on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker dealer. The prices at which the selling shareholder may sell the shares may be determined by the prevailing market price of the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties. We will not receive any of the proceeds from those sales.
          By virtue of its commitment to purchase the shares offered under this prospectus pursuant to the terms of the Standby Equity Distribution Agreement, and in anticipation of its intent to sell those shares from time-to-time, YA Global will be considered an “underwriter” within the meaning of the Securities and Exchange Act of 1933, as amended (the “ Securities Act”) . With the exception of YA Global as provided in the preceding sentence, no other underwriter or person has been engaged to facilitate the sale of the common shares under this prospectus.
          Investing in our common stock involves risks that are described in the “RISK FACTORS” section beginning on page 6 of this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is          , 2008

Additional Information
          This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with the registration statement of which this prospectus is a part or incorporated into the registration statement. See, “Where You Can Find More Information.”
          You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.
Special Note Regarding Forward-Looking Statements
               Please see the note under “RISK FACTORS” for a description of special factors potentially affecting forward-looking statements included in this prospectus.

PROSPECTUS SUMMARY
          The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “FINANCIAL STATEMENTS.”
          As used in this prospectus, unless the context requires otherwise, the terms “Company,” “we,” “our” and “us” refer to Colorado Goldfields Inc.
Our Company
          Colorado Goldfields Inc. is a mining exploration stage company engaged in the acquisition and exploration of mineral properties, primarily for gold and other metals. We hold an option to acquire up to an 80% undivided interest in certain properties located in San Juan County, Colorado. These properties consist of 44 patented and 13 unpatented mining claims in the Gold King and Mogul Mine properties, and a 70% undivided interest in 19 patented mining claims in the Mayflower Mine. We refer to these claims as the “San Juan Properties” throughout this Report. We are presently in the exploration stage at the San Juan Properties. We have not generated revenue from mining operations.
          We were organized under the laws of the State of Nevada on February 11, 2004 under the name Garpa Resources Inc. On June 18, 2007, we changed our name to Colorado Goldfields Inc.
          Our principal executive offices are located at 10920 West Alameda Avenue, Suite 207, Lakewood, Colorado, 80226 and our telephone number is (303) 984-5324. Our common stock is quoted on the OTC Bulletin Board System under the symbol “CGFI.” We maintain a website at www.cologold.com. The information available on or through our website is not part of this prospectus.
Recent Events
          On September 9, 2008, Todd C. Hennis resigned his positions as our Chief Executive Officer and Director for personal reasons. As of the same date, the remaining members of our Board of Directors elected Lee R. Rice to act as interim Chief Executive Officer. Mr. Rice has been one of our Directors since July 31, 2008.
The Offering
ABOUT THIS OFFERING

Securities Being Offered	Up to 30,000,000 shares of common stock in Colorado Goldfields Inc.

Initial Offering Price	The selling shareholder will sell our shares at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

Terms of the Offering	The selling shareholder will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering	The offering will conclude when all of the 30,000,000 shares of common stock have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration of the shares.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors.”

Common Stock Issued Before Offering (1)	111,367,208 shares of our common stock are issued and outstanding as of September 24, 2008.

Common Stock Issued After Offering (1)(2)	143,767,208 shares of common stock.

Use of Proceeds	Except for amounts to be received by us in the event of a sale of our shares to YA Global under the SEDA, we will not receive any proceeds from the sale of the common stock by the selling shareholder. Net proceeds received in connection with sales under the SEDA will be used to fund our mining exploration activities, corporate overhead and potentially the acquisition of additional mining property activities.

(1)	Excludes (i) 8,758,600 shares which are issuable upon exercise of Warrants sold in a private placement in November 2007, and (ii) 1,250,000 shares which are issuable upon exercise of outstanding options granted to certain of our employees and directors pursuant to our 2008 Stock Incentive Plan.

(2)	Assumes the issuance of all shares being registered under the SEDA. Includes 2.4 million shares to be issued to our consultant who is entitled to stock compensation of 8% of the shares issued to YA Global in connection with draws on the SEDA.
The SEDA
          This offering relates to the offer and sale of up to 30,000,000 shares of our Common Stock by YA Global which it may prospectively purchase from us under a Standby Equity Distribution Agreement during the period in which the registration statement containing this prospectus is effective. On August 29, 2008, we entered into the SEDA with YA Global pursuant to which the Company may, for a two-year period beginning on the date on which the SEC first declares effective the registration statement to which this Prospectus is a part of, to sell shares of our Common Stock to YA Global for a total purchase price of up to $5,000,000. For each share of Common Stock purchased under the SEDA, YA Global will pay 95% (includes a net of 5% underwriting discount) of the lowest daily volume weighted average price (“VWAP”) during the five consecutive trading days after the Advance notice date. Each such sale (each, an “Advance”) may be for an amount not to exceed $250,000 and each Advance notice date must be no less than five trading days after the prior Advance notice date.
          We have paid $17,500 to YA Global as a structuring and due diligence fee and on August 29, 2008, and we issued 1,436,108 shares of Common Stock to YA Global as a commitment fee under the SEDA. In addition, we are obligated to pay YA Global the following:
•	an initial monitoring fee of $10,000 due and owing the month after the registration statement becomes effective with the SEC, plus an additional $2,000 each month following that for as long as the equity line is in effect; and

•	a $500 fee for each cash advance that we take.
     We may terminate the SEDA upon giving 15 trading days prior notice to YA Global, as long as there are no Advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEDA is attached as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (of which this prospectus is a part of) as filed with the SEC on October 15, 2008. In addition to the fees noted above, we are obligated to pay a financial consultant who assisted us with the transaction an 8% cash fee on the amount of each advance we take under the SEDA, plus issue the consultant restricted shares of our common stock equal to 8% of the shares issued to YA Global in connection with each advance.
          We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the “ Securities Act “) for the private placement of our shares in the SEDA pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. Our sale of shares to YA Global does not involve a public offering as YA Global is an “accredited investor” and/or qualified institutional buyer and YA Global has access to information about the Company and its investment.

          At an assumed offering price of $0.05 per share (the last reported sale price on October 10, 2008), the Company will be able to receive up to $1,500,000 in gross proceeds, assuming the sale of the entire 30,000,000 shares being registered hereunder pursuant to the SEDA. The Company would be required to register 75,263,158 additional shares to obtain the balance of $5,000,000 available under the SEDA at an assumed offering price of $0.05 per share. If the Company drew down on the entire $5,000,000 available under the SEDA, YA Global would receive an aggregate underwriting discount equal to $250,000, not including the $500 fee for each advance that we take under the SEDA.
          There are substantial risks to investors as a result of the issuance of shares of Common Stock under the SEDA. These risks include dilution of stockholders, significant decline in the Company’s stock price and our inability to draw sufficient funds when needed.
          Under the SEDA, we may periodically sell shares of Common Stock to YA Global which will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of shares to YA Global if our stock price has not rebounded at the time that we make additional draws under the SEDA. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by the Company and the number of shares to be issued under the SEDA at an assumed offering price of $0.05 per share and twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) discounts to the assumed offering prices.
Net Cash To The Company Upon Sale of Shares Being Registered

	Assumed Offering	75% of Assumed	50% of Assumed	25% of Assumed
	Price	Offering Price	Offering Price	Offering Price
Market Price:	$0.05	$0.0375	$0.0250	$0.0125
Purchase Price:	$0.0475	$0.0356	$0.0238	$0.0119
No. of Shares(1):	30,000,000	30,000,000	30,000,000	30,000,000
Total Outstanding(2):	143,767,208	143,767,208	143,767,208	143,767,208
Percent Outstanding(3):	20.9%	20.9%	20.9%	20.9%
Gross Cash to the Company:	$1,500,000	$1,125,000	$750,000	$375,000
Net Cash to the Company(4):	$1,237,500	$909,750	$582,000	$254,250

(1)	Represents the number of shares of Common Stock registered in the registration statement to which this Prospectus is made a part, which may be issued to YA Global under the SEDA at the prices set forth in the table.

(2)	Represents the total number of shares of Common Stock outstanding at September 24, 2008 after the issuance of the shares to YA Global under the SEDA and an 8% stock fee to our consultant.

(3)	Represents the shares of Common Stock to be issued as a percentage of the total number of shares outstanding on September 24, 2008 as set forth in footnote (2) above.

(4)	Based upon the sale of 30 million shares under the assumed market and purchase prices indicated in the table, net cash in each scenario equals the gross proceeds minus the 5% underwriting discount payable to YA Global, minus the 8% fee payable to our financial consultant and minus $73,500 in SEDA cash expenses, which such figure includes an aggregate maximum of $56,000 in monitoring fees payable by the Company to YA Global during the term of the SEDA ($10,000 initial fee plus 2,000 per month for 23 months) and $17,500 in due diligence fees. Does not include a $500 fee that we are obligated to pay to YA Global for each advance that we may take under the SEDA.

Number Of Shares To Be Issued To Receive Gross Proceeds Of $5 Million

	Assumed Offering	75% of Assumed	50% of Assumed	25% of Assumed
	Price	Offering Price	Offering Price	Offering Price
Market Price:	$0.05	$0.0375	$0.0250	$0.0125
Purchase Price:	$0.0475	$0.0356	$0.0238	$0.0119
No. of Shares(1):	105,263,158	140,350,877	210,526,316	421,052,632
Total Outstanding(2):	216,630,366	251,718,085	321,893,524	532,419,840
Percent Outstanding(3):	48.6%	55.8%	65.4%	79.1%
Gross Cash to Company:	$5,000,000	$5,000,000	$5,000,000	$5,000,000

(1)	Represents that total number of shares of Common Stock which would need to be issued at the stated purchase price to receive gross proceeds of $5 million. We are only registering 30,000,000 shares of Common Stock under this Prospectus pursuant to the SEDA. As noted in the table, we would need to register additional shares of Common Stock to obtain the entire $5,000,000 available under the SEDA at these stated purchase prices.

(2)	Represents the total number of shares of Common Stock outstanding at September 24, 2008 of 111,367,208 plus the issuance of the shares to YA Global under the SEDA. The Company’s Articles of Incorporation (as amended) authorizes the issuance of 1,185,000,000 shares of Common Stock.

(3)	Represents the shares of Common Stock to be issued as a percentage of the total number shares outstanding at September 24, 2008, plus the issuance of the shares to YA Global under the SEDA.
Risk Factors
          An investment in our common stock is subject to a number of risks. Risk factors relating to our company include a history of operating losses, lack of proven or probable reserves, ongoing reclamation obligations, environmental concerns, dependence on properties located in a single area and dependence on key personnel. Risk factors relating to our common stock include the volatility of our stock price, our limited trading market and lack of dividends. See, “RISK FACTORS” for a full discussion of these and other risks.
Summary Financial Data
          The following table presents certain selected historical financial data about our company. Historical financial information as of and for the year ended August 31, 2007 and 2006 has been derived from our financial statements, which have been audited by GHP Horwath, P.C. and Manning Elliott LLP, independent registered public accounting firms. Historical financial information as of and for the nine months ended May 31, 2008 and 2007 has been derived from our unaudited financial statements.
          You should read the data set forth below in conjunction with the section entitled "Management’s Discussion and Analysis or Plan of Operation,” our financial statements and related notes included elsewhere in this prospectus.

	Balance Sheet Data
	May 31,	August 31,
	2008	2007	2006
Cash	$634,493	$42,011	$9,284
Total Assets	2,993,785	1,463,547	9,284
Current Liabilities	171,636	605,605	7,899
Total Liabilities	1,321,636	1,755,605	7,899
Shareholders’ Equity (Deficit)	(1,672,149)	(292,058)	1,385

	Operating Data
								Accumulated
								From
								February 11,
								2004
								(Date of
	Nine Months Ended							Inception)
	May 31,			Year Ended August 31,				to May 31,
	2008	2007		2007		2006		2008
Revenue	$—		$—		$—		$—	$—
General, Administrative and Other Expenses	819,064		47,855		195,197		23,584	1,057,584
Mineral Property and Exploration Costs	200,470		4,943		93,862		12,564	329,422
Stock-Based Compensation	900,747		—		—		—	900,747
Interest Expense, net	23,602		—		11,134		—	33,688
Net Loss	(1,943,883)		(52,798)		(300,193)		(36,148)	(2,321,441)
Net Loss per Share	$0.02	$	*	$	*	$	*	$0.02

*	Amount is less than $(.01) per share)
RISK FACTORS
          An investment in our securities involves a high degree of risk. You should consider carefully the following risks, along with all of the other information included in this prospectus, before deciding to buy our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.
          This prospectus, including Management’s Discussion and Analysis or Plan of Operation, contains forward-looking statements that may be materially affected by several risk factors, including those summarized below.
Risks Relating to Our Company
Our only mining property is an option to acquire various mining claims, the feasibility of which has not been established as we have not completed exploration or other work necessary to determine if it is commercially feasible to acquire and develop the property.
          We are currently a mining exploration stage company. Our only mining assets are an option to acquire up to an 80% interest in certain mining claims in San Juan County, Colorado. Additionally, in June 2007 we acquired the Pride of the West Mill, which is currently under a cease and desist order from the Colorado Division of Reclamation, Mining and Safety which prohibits operation until certain deficiencies are corrected. See “Business and Properties” of this Prospectus for more information regarding our mining assets. The San Juan Properties subject to the option do not have any proven or probable reserves. A “reserve,” as defined by the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced. We have not carried out any feasibility study with regard to the San Juan Properties. As a result, we currently have no reserves and there are no assurances that we will be able to prove that there are reserves on the San Juan Properties.
We may never find commercially viable gold or other reserves.
               Mineral exploration and development involve a high degree of risk and few properties that are explored are ultimately developed into producing mines. We can not assure you that any future mineral exploration and development activities will result in any discoveries of proven or probable reserves as defined by the SEC since such discoveries are remote. Nor can we provide any assurance that, even if we discover commercial quantities of mineralization, a mineral property will be brought into commercial production. Development of our mineral properties will follow only upon obtaining sufficient funding and satisfactory exploration results.
We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.
          Under our Option Agreement with Mr. Hennis and San Juan Corp. (the “Optionors”), we are required to expend $6,000,000 on the San Juan Properties in order to earn a 40.0% undivided ownership interest in the San Juan Properties. Additionally, we can earn two separate 20.0% ownership interests, for a total ownership interest of 80.0%, by expending $3,500,000 on the San Juan Properties and issuing to the Optionors 10,000,000 shares of our common stock for each 20.0% tranche. As of August 31, 2008, we had expended approximately $2,000,000 towards the earn-in requirements of the Option Agreement.
          In November 2007, we raised approximately $3,284,500 pursuant to a private placement of securities, and as of August 31, 2008, we had approximately $500,000 remaining from the private placement. Thus, we will be required to raise significantly more capital in order to fully exercise the option and develop the San Juan Properties for mining production assuming that economically viable reserves exist. There is no assurance that our investments in the Option Agreement will be financially productive. Our ability to obtain necessary funding depends upon a number of factors, including the price of gold and other base metals and minerals which we are able to mine, the status of the national and worldwide economy and the availability of funds in the capital markets. If we are unable to obtain the required financing for these or other purposes, our exploration activities would be delayed or indefinitely postponed, we would likely lose our option to acquire an ownership interest in the San Juan Properties and this would likely, eventually, lead to failure of our Company. Even if financing is available, it may be on terms that are not favorable to us, in which case, our ability to become profitable or to continue operating would be adversely affected. If we are unable to raise funds to continue our exploration and feasibility work on the San Juan Properties, or if commercially viable reserves are not present, the market value of our securities will likely decline, and our investors may lose some or all of their investment.
We have incurred losses since our inception in 2004 and may never be profitable which raises doubt about our ability to continue as a going concern.
          Since our inception in 2004, we have had nominal operations and incurred operating losses. As of May 31, 2008, our cumulative deficit since inception was approximately $2,321,441. As we are just beginning exploration activities under our recently acquired option on the San Juan Properties, we expect to incur additional losses in the foreseeable future, and such losses may be significant. To become profitable, we must be successful in raising capital to continue with our exploration activities and meet the requirements to exercise our option on the San Juan Properties, discover economically feasible mineralization deposits and establish reserves, successfully develop the properties and finally realize adequate prices on our minerals in the marketplace. It could be years before we receive any revenues from gold and mineral production, if ever. Thus, we may never be profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a long-term basis. These circumstances raise significant doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements for the period ended August 31, 2007. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.
Historical production of gold at the San Juan Properties may not be indicative of the potential for future development or revenue.
          Historical production of gold and other metals and minerals from the mines encompassed under our Option Agreement cannot be relied upon as an indication that the San Juan Properties will have commercially feasible reserves. Investors in our securities should not rely on historical operations of the San Juan Properties as an indication that we will be able to place the San Juan Properties into commercial production again. We expect to incur losses unless and until such time as our property enters into commercial production and generates sufficient revenue to fund our continuing operations.

Fluctuating gold, metal and mineral prices could negatively impact our business plan.
          The potential for profitability of our gold and other metal and mineral mining operations and the value of any mining properties we may acquire will be directly related to the market price of gold and the metals and minerals that we mine. Historically, gold and other mineral prices have widely fluctuated, and are influenced by a wide variety of factors, including inflation, currency fluctuations, regional and global demand and political and economic conditions. Fluctuations in the price of gold and other minerals that we mine may have a significant influence on the market price of our common stock and a prolonged decline in these prices will have a negative effect on our results of operations and financial condition.
Reclamation obligations on the San Juan Properties and our Mill could require significant additional expenditures.
          We are responsible for the reclamation obligations related to any exploratory and mining activities located on the San Juan Properties. Since we have only begun exploration activities, we cannot estimate these costs at this time. In March 2008, the Colorado Division of Reclamation, Mining and Safety transferred the mill permit into our name, and we delivered to the Division a reclamation bond in the amount of $318,154. We have currently estimated the total reclamation costs on the Mill at $500,000 and have recorded a liability in this amount. There is a risk that the Mill reclamation costs may exceed our current estimate, and such excess could be significant. The satisfaction of current and future bonding requirements and reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements, and further that increases to our bonding requirements or excessive actual reclamation costs will negatively affect our financial position and results of operation.
Title to mineral properties can be uncertain, and we are at risk of loss of ownership of our property.
          Our ability to explore and mine the optioned properties depends on the validity of title to that property. The mineral properties in San Juan County subject to our Option Agreement consist of patented and unpatented mining claims. Unpatented mining claims are effectively only a lease from the federal government to extract minerals; thus an unpatented mining claim is subject to contest by third parties or the federal government. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, failure to meet statutory guidelines, assessment work and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained a title opinion on the San Juan Properties we have under option. Thus, there may be challenges to the title to the properties which, if successful, could impair development and/or operations.
Our ongoing operations and past mining activities of others are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.
          Mining exploration and exploitation activities are subject to federal, state and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Exploration and exploitation activities are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment.

          Currently, federal and state agencies are threatening enforcement activities against our Company and San Juan Corp. Together with San Juan Corp. we are in the process of negotiating with such agencies on compliance requirements, liabilities and enforcement actions. We are also investigating the liability and/or potential liability that may lie with other parties that own and/or operate mines and mining claims that are adjacent to or in the vicinity of the San Juan Properties. There can, however, be no assurances that our negotiations or investigations will be successful or achieve results that are acceptable to us. Because the agencies involved, generally, can levy fines of $25,000 to $50,000 per day for each violation, issue and enforce orders for clean-up and removal, and enjoin ongoing and future activities, our inability to reach acceptable agreements the with agencies in question would have a material adverse effect on us and our ability to continue as a going concern.
          Environmental and other legal standards imposed by federal, state or local authorities are constantly evolving, and typically in a manner which will require stricter standards and enforcement, and increased fines and penalties for non-compliance. Such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Unknown environmental hazards may exist on the San Juan Properties which we hold an option on, or we may acquire properties in the future that have unknown environmental issues caused by previous owners or operators, or that may have occurred naturally.
The San Juan Properties which we have under option are subject to royalties on production.
          The mining claims that are subject to our Option Agreement with Todd C. Hennis and San Juan Corp. are subject to the following royalties: (i) 3.0% net smelter return royalty on Gold King Mine, (ii) 2.5% net profits interest on Gold King Mine, (iii) 2.0% net smelter return royalty on the Mayflower Group, (iv) 2.5% net profits interest in the Mayflower Group, and (v) a 2% net smelter royalty on the Gold King Mine. We have secured an option to purchase the first four of these royalties for $250,000, and we have the possibility to acquire the last royalty for $50,000. The option expires on November 21, 2008. If we acquire an ownership interest in the San Juan Properties by exercise of our Option Agreement, and we are successful in placing the property into production, we will be obligated to pay the royalty holders the percentages of the production and net profits disclosed above if we do not exercise our option to extinguish the royalties. Payment of these royalties will reduce our potential revenue. Further, as the documentation existing for many of these properties dates back to the late 19th century, there may be unknown encumbrances, including royalties, on these properties.
Weather interruptions in the San Juan County, Colorado area may delay or prevent exploration on the San Juan Properties
          The San Juan Properties are located in a mountainous, high alpine region of the Colorado Rocky Mountains. The area receives extreme winter conditions which delay or prevent exploration of the properties during the winter months.
Our industry is highly competitive, attractive mineral lands are scarce and we may not be able to obtain quality properties.
          We compete with many companies in the mining industry, including large, established mining companies with capabilities, personnel and financial resources that far exceed our limited resources. In addition, there is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States, and other areas where we may conduct exploration activities. We are at a competitive disadvantage in acquiring mineral properties, since we compete with these larger individuals and companies, many of which have greater financial resources and larger technical staffs. Likewise, our competition extends to locating and employing competent personnel and contractors to prospect, develop and operate mining properties. Many of our competitors can offer attractive compensation packages that we may not be able to meet. Such competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.

We depend on our Interim Chief Executive Officer and Chief Financial Officer and the loss of these individuals could adversely affect our business.
          Our company is completely dependent on our Interim Chief Executive Officer, Lee R. Rice, and on our Chief Financial Officer, C. Stephen Guyer, both of whom are also members of our Board of Directors. As of September 24, 2008, we only employed three individuals: Messrs. Rice and Guyer and our Director of Operations. Thus, the loss of either Messrs. Rice or Guyer could significantly and adversely affect our business, and certainly the loss of both individuals on or about the same time could result in a complete failure of the Company. We do not carry any life insurance on the lives of either Messrs. Rice or Guyer.
The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.
          Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of economically feasible mineralization. Few properties that are explored are ultimately advanced to the stage of producing mines. We are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties such as, but not limited to:
•	economically insufficient mineralized material;

•	fluctuations in production costs that may make mining uneconomical;

•	labor disputes;

•	unanticipated variations in grade and other geologic problems;

•	environmental hazards;

•	water conditions;

•	difficult surface or underground conditions;

•	industrial accidents; personal injury, fire, flooding, cave-ins and landslides;

•	metallurgical and other processing problems;

•	mechanical and equipment performance problems; and

•	decreases in revenues and reserves due to lower gold and mineral prices.
          Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent which are not recoverable.
Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations on our mining property.
          Our operations, including our planned exploration activities on our optioned San Juan Properties, require permits from the state and federal governments. We may be unable to obtain these permits in a timely manner, on reasonable terms or at all. If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of the San Juan Properties will be adversely affected.
We do not insure against all risks to which we may be subject in our planned operations.
          While we currently maintain insurance to insure against general commercial liability claims, our insurance will not cover all of the potential risks associated with our operations. For example, our current insurance policy associated with the inactive Pride of the West Mill is only in force if the mill is vacant and not in operation. We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all. Insurance coverage may not continue to be available, or may not be adequate to cover the claims against such insurance. In addition, there are some risks which cannot be insured against, such as environmental damage. Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our property. A significant loss could force us to reduce or terminate our operations.

Risks Related To This Offering
We may not be able to access sufficient funds under the Standby Equity Distribution Agreement when needed.
          As discussed above in “Risk Factors—Risks Relating To Our Company,” we are dependent on external financing to fund our operations. While we anticipate that our financing needs will be provided in part through the exercise of our put rights to sell the common shares offered under this prospectus to YA Global under the Standby Equity Distribution Agreement, such ability will nevertheless be limited by a number of restrictions and limitations contained in the Standby Equity Distribution Agreement, including:
•	the availability of a sufficient number of registered shares to be so sold under the registration statement filed with the SEC registering shares to be sold under the Standby Equity Distribution Agreement based, in part, on limitations imposed by the SEC as to the number of shares that may be registered in relation to our public float;

•	a $250,000 on the maximum proceeds that we may raise under any put notice; and

•	a restriction on our ability to exercise our put rights to the extent that such exercise would cause the total shares beneficially held by YA Global and its affiliates to exceed 9.99% of our then outstanding common shares, calculated in accordance with Section 13(d) of the Exchange Act.
We may be limited in the amount we can raise under the Standby Equity Distribution Agreement because of concerns about selling more shares into the public market than the market can absorb without a significant price adjustment.
          As noted below in “Risk Factors—Risks Associated with Our Common Stock in General,” our common stock is traded on the OTC Bulletin Board System and historically has been thinly traded and at times undergoes wide fluctuation swings. We will want to avoid placing more shares into the public market than the market’s ability to absorb without a significant downward pressure on the price of our common stock. This potential adverse impact on the stock price may limit our willingness to use the Standby Equity Distribution Agreement.
We will not be able to exercise our put rights under the Standby Equity Distribution Agreement when we are in possession of material nonpublic information.
          Whenever we are issuing shares to YA Global, we will be deemed to be involved in an indirect primary offering. We cannot engage in any offering of securities without disclosing all information that may be material to an investor in making an investment decision. Accordingly, we may be required to either disclose such information in a registration statement or prospectus supplement or refrain from exercising our put rights under the Standby Equity Distribution Agreement.
The Standby Equity Distribution Agreement may restrict our ability to engage in alternative financings.
          Because of the structure of standby equity distribution transactions, we will be deemed to be involved in a near continuous indirect primary public offering of our securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement may be limited because of integration concerns.
The pricing for the Standby Equity Distribution Agreement is relatively expensive if only a small part of the Standby Equity Distribution Agreement facility is ever used.
          We do not know how much of the commitment amount under the standby equity distribution agreement we will be eligible to use or otherwise elect to use. The pricing for the commitment under the Standby Equity Distribution Agreement, the cost to register the common shares offered under this prospectus, and the transactional costs for the exercise of our put rights, will be relatively expensive if only a small part of the facility is ever used.

YA Global will pay less than the then-prevailing market price for the common shares offered under this prospectus, which may cause the price of our common stock to decline.
          Under the terms of the Standby Equity Distribution Agreement, YA Global will purchase the common shares offered under this prospectus at a price equal to 95% of the lowest daily volume weighted average price or “VWAP” for our common stock on our primary market over a five-day trading period (the “pricing period”) following the date of notice of the exercise of our selling rights under the Standby Equity Distribution Agreement. Although such purchases will not be directly reflected in the market price for our common stock, market awareness of such below-market purchases may cause the market price for our common stock to decline.
YA Global may have an incentive to sell common shares it holds, which may cause the price of our common stock to decline. The perception of such sales could also cause the price of our common stock to decline.
          Since YA Global will be purchasing common shares at a 5% discount to prevailing market prices, YA Global will have an incentive to immediately sell such shares (or other common shares it owns or acquires), in order to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. Such sales could be facilitated either during the pricing period (YA Global will be deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we exercise our put rights) or after delivery of shares. In addition, we are precluded under the Standby Equity Distribution Agreement from exercising our put rights to the extent that it would cause YA Global to increase its position to more than 9.99% of our outstanding common shares. In either of such cases, YA Global will have an incentive to sell the common shares offered under this prospectus in order to ensure that YA Global has an opportunity to purchase the common shares offered under this prospectus at a discount pursuant to the terms of the Standby Equity Distribution Agreement. To the extent YA Global sells our common shares, the market price for our common stock may decrease due to the additional shares in the market.
The sale of the common shares by YA Global could encourage short sales by third parties, which could contribute to the future decline of our stock price.
          In many circumstances the provision of financing based on the distribution of equity for companies whose common stock is publicly traded has the potential to cause a significant downward pressure on the price of such common stock. This is especially the case if the shares being placed into the public market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. Under the terms of Standby Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our common stock, the price decline that would result from this activity will cause the share price to decline more to which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of common stock in the market. If there is an imbalance on the sell side of the market for our common stock, the price will likely decline.
Private equity lines are relatively new concepts and it is not clear how the courts and the sec will treat them.
          Private equity lines of credit are relatively recent creations and differ in significant ways from traditional PIPE financing transactions. The staff of the SEC’s Division of Corporation Finance has taken the position that, as long as certain criteria are met, the staff will not recommend enforcement action with respect to the private equity lines of credit or the related ''resale’’ registration statement containing this prospectus. It should be noted however, that the staff’s position, although significant, is not a definitive interpretation of the law and is not binding on courts. Accordingly, there is a risk that a court may find this type of financing arrangement, or the manner in which it is implemented, to violate securities laws.

Risks Associated with Our Common Stock in General
Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.
          Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority (“FINRA”). Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on other stock exchanges such as the NASDAQ Stock Market, New York Stock Exchange or American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.
Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a stockholders ability to buy and sell our stock.
          Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines penny stock to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The term accredited investor refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customers account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability or willingness of broker-dealers to trade our securities. We believe that the penny stock rules discourage broker-dealer and investor interest in, and limit the marketability of, our common stock.
FINRA sales practice requirements may also limit a stockholders ability to buy and sell our stock.
          In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

A small number of existing shareholders own a significant portion of our common stock, which could limit other shareholders’ ability to influence the outcome of any shareholder vote.
          We believe that a majority of our outstanding common stock as of September 24, 2008 is owned by a small number of shareholders. Under our articles of incorporation and the laws of the State of Nevada, the vote of a majority of the shares voting at a meeting at which a quorum is present is generally required to approve most shareholder action. As a result, a small number of shareholders will be able to significantly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our articles of incorporation or proposed mergers or other significant corporate transactions.
We have never paid a dividend on our common stock and we do not anticipate paying any in the foreseeable future.
          We have not paid a cash dividend on our common stock to date, and we do not intend to pay cash dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Notwithstanding, we will likely elect to retain any earnings, if any, to finance our growth. Future dividends may also be limited by bank loan agreements or other financing instruments that we may enter into in the future. The declaration and payment of dividends will be at the discretion of our Board of Directors.
The sale of our common stock by the selling shareholders may depress the price of our common stock due to the limited trading market which exists.
          Due to a number of factors, including the lack of listing of our common stock on a national securities exchange, the trading volume in our common stock has historically been limited. Although trading volume has increased significantly and consistency has increased over the past three months, prior to that trading volume was sporadic. As a result, the sale of a significant amount of common stock by the selling shareholders may depress the price of our common stock. As a result, you may lose all or a portion of your investment.
We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.
          Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these corporate governance measures and, since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.
Forward-Looking Statements
          This prospectus contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our ability to develop and produce gold or other precious metals from the San Juan Properties, our future business plans and strategies, the proposed acquisition of other companies, future revenue, the receipt of working capital, and other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.
          In addition to the specific factors identified under “RISK FACTORS” above, other uncertainties that could affect the accuracy of forward-looking statements include:
•	decisions of foreign countries and banks within those countries;

•	technological changes in the mining industry;

•	our costs;

•	the level of demand for our products;

•	changes in our business strategy;

•	interpretation of drill hole results and the geology, grade and continuity of mineralization;

•	the uncertainty of reserve estimates and timing of development expenditures; and

•	commodity price fluctuations.
          This list, together with the risk factors identified above, is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.
     Prospective investors are urged not to put undue reliance on forward-looking statements.
USE OF PROCEEDS
          This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder. There will be no proceeds to us from the sale of shares of our common stock in this offering. The selling shareholder will receive all such proceeds.
          However, we will receive the proceeds from the sale of shares of our common stock to YA Global under the SEDA. YA Global will purchase our shares of common stock under the SEDA at a 5% discount to the current market price. The purchase price of the shares purchased under the SEDA will be equal to 95% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five (5) consecutive trading days immediately following the notice date. In addition, we will pay (i) YA Global $500 for each cash advance as an additional fee, and (ii) our financial consultant a cash fee of 8% of the gross amount on each draw we take under the SEDA .
          Pursuant to the SEDA, we cannot draw more than $250,000 every five trading days.
          For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the SEDA. The table assumes estimated offering expenses of $90,000, 8% payable to our financial consultant, plus estimated draw and monitoring fees which we are obligated to pay under the SEDA. The number of shares to be issued shown in the table includes the 5% underwriting discount payable to YA Global The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds:	$500,000	$1,000,000	$2,500,000	$5,000,000
Net proceeds:	$367,000	$824,000	$2,200,000	$4,490,000

Number of shares that would have to be issued under the Equity Distribution Agreement at an assumed offering price equal to $0.0475 (which is 95% of an assumed market price of $0.05)	10,526,316	21,052,632	52,631,579	105,263,158

General Working Capital	$367,000	$824,000	$2,200,000	$4,490,000

Total	$367,000	$824,000	$2,200,000	$4,490,000

          The SEDA limits our use of proceeds to general corporate purposes. We have chosen to pursue the SEDA funding because it will make a large amount of cash available to us with the advantage of allowing us to decide when, and how much, we will draw from this financing. We will be in control of the draw down amounts and hope to be able to draw down from the SEDA whenever the Company deems that such funds are needed. Our objective will be to draw down on the SEDA funding during periods of positive results for us and during stages when our stock price is rising, in order to control and minimize, as much as possible, the potential dilution for our current and future stockholders. It may not be possible for us to always meet our objective; therefore, we will continue to identify alternative sources of financing.
DETERMINATION OF OFFERING PRICE
          The shares of our common stock are being offered for sale by the selling shareholder at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.
DILUTION
     The net tangible book value of the Company as of May 31, 2008 was $1,672,149 or $0.017 per share of Common Stock. Net tangible book value per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our Common Stock on May 31, 2008. Since this offering is being made solely by the Selling Stockholder and none of the proceeds will be paid to the Company, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the Common Stock to be issued under the SEDA. The amount of dilution will depend on the offering price and number of shares to be issued under the SEDA. The following example shows the dilution to new investors at an assumed offering price of $0.05 per share (the last reported sale price of our Common Stock on October 10, 2008).
     Although we are registering only 30,000,000 shares of Common Stock, if we assume that such shares were sold at an assumed offering price of $0.05 per share, less an underwriting discount equal to five percent (5%), a consulting fee equal to seven percent (8%), less estimated SEDA expenses of $73,500 and offering expenses of $90,000, our net tangible book value as of May 31, 2008 would have been $3,172,149 or $0.025 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.008 per share and an immediate dilution to new stockholders of $0.025 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.05
Net tangible book value per share before this offering	$0.017
Increase attributable to new investors	$0.008

Net tangible book value per share after this offering		$0.025

Dilution per share to new stockholders		$0.025

     The offering price of our Common Stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

	No. Of Shares	Dilution Per Share
Assumed Offering Price	To Be Issued(1)	To New Investors

$0.05	30,000,000	$0.025
$0.0375	30,000,000	$0.016
$0.0250	30,000,000	$0.006
$0.0125	30,000,000	$0.000

(1)	This represents the maximum number of shares of Common Stock that are being registered pursuant to the SEDA at this time.
          The issuance of the 30,000,000 shares pursuant to the SEDA will have a dilutive impact on our stockholders. For any particular advance, we will need to issue a greater number of shares of common stock under the standby equity distribution agreement which would expose our existing stockholders to greater dilution.
SELLING SHAREHOLDER
          On behalf of the selling shareholder, we have agreed to file a registration statement with the SEC covering the resale of our common stock described in this prospectus. We have also agreed to use our reasonable efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling shareholders have been sold or may be sold without registration or prospectus delivery requirements under the 1933 Act. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.
          The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling shareholders from time to time under Rule 415 of the 1933 Act. Our agreement with the selling shareholders was entered into with the intention of providing those shareholders with additional liquidity in respect of their ownership of shares of our common stock. The selling shareholders may offer our securities covered under this prospectus for resale from time to time. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of our securities in transactions exempt from the registration requirements of the 1933 Act. See, “Plan of Distribution”
          The table below presents information as of September 24, 2008 regarding the selling shareholder and the shares of our common stock that the selling shareholder may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the shareholder. Although we have assumed, for purposes of the table below, that the selling shareholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling shareholder. Information covering the selling shareholder may change from time to time, and changed information will be presented in a supplement to this prospectus or an amendment to the registration statement if and when required. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

Percentage of
			Shares that		Outstanding
			Could Be	Shares that	Shares Being
		Percentage of	Issued to Draw	May Be	Registered to		Percentage of
		Outstanding	Down Under	Acquired	Be Acquired		Outstanding
	Shares	Shares	the Standby	Under the	Under the		Shares
	Beneficially	Beneficially	Equity	Standby Equity	Standby Equity	Shares to Be	Beneficially
Selling	Owned before	Owned before	Distribution	Distribution	Distribution	Sold in the	Owned after
Shareholder	Offering	Offering (1)	Agreement	Agreement	Agreement	Offering	Offering(2)
YA Global Investments, LP	1,436,108 (3)	1.3%	30,000,000 (4)	30,000,000	26.9%	31,436,108 (5)	21.9%

(1)	Applicable percentage of ownership is based on 111,367,208 shares of our common stock outstanding as of September 24, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of October 15, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations.

(2)	Applicable percentage of ownership is based on an assumed 143,767,208 shares of our common stock outstanding after the Offering due to the possible issuance of shares of common stock to YA Global under the SEDA and to our financial consultant as a fee for its services in connection with the SEDA.

(3)	Consists of shares of our common stock that YA Global received as a commitment fee under the SEDA.

(4)	Represents the number of shares of our common stock that would be issued to YA Global at an assumed market price of $0.05 to draw down $1,500,000 of the available $5.0 million under the SEDA.

(5)	Includes the 30,000,000 shares of our common stock which could be acquired by YA Global under the SEDA and 1,436,108 of the shares issued to YA Global as a commitment fee under the SEDA.
Shares Acquired In Financing Transactions with Colorado Goldfields
YA Global. YA Global is the investor under the SEDA. All investment decisions of, and control of, YA Global are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville, makes the investment decisions on behalf of and controls Yorkville Advisors. YA Global acquired all shares being registered in this offering in a financing transaction with us. This transaction is explained below:
SEDA. On August 29, 2008, we entered into a SEDA with YA Global. Pursuant to the SEDA, we may, at our discretion, periodically sell to YA Global shares of our common stock for a total purchase price of up to $5,000,000. Pursuant to the SEDA, for each share of our common stock purchased thereunder, YA Global will pay us 95% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five (5) consecutive trading days immediately following an advance notice date. Furthermore, we will pay YA Global an additional $500 fee for each cash advance under the SEDA. We paid Yorkville a structuring and due diligence fee of $17,500 in connection with the SEDA and issued YA Global 1,436,108 shares of our common stock as a commitment fee in connection with the execution of the SEDA documents. Finally, we are obligated to pay Yorkville an initial monitoring fee of $10,000 the month after the date of this prospectus, plus an additional $2,000 each month following that for as long as the equity line is in effect in connection with the SEDA.

There are certain risks related to sales by YA Global, including:
•	The outstanding shares will be issued based on a discount to the market rate. As a result, if our share price declines and we continue to take advances under the SEDA, we will be required to issue YA Global more shares. This could result in substantial dilution to the interests of other holders of common stock.

•	To the extent YA Global sells our common stock, our common stock price may decrease due to the additional shares in the market. Decreases in our stock price may spur YA Global to sell even greater amounts of our common stock, the sales of which would likely further depress the stock price.

•	The significant downward pressure on the price of our common stock as YA Global sells material amounts of our common stock could encourage short sales. This could place further downward pressure on the price of our common stock.
          We have agreed to indemnify in certain circumstances the selling shareholders against certain liabilities, including liabilities under the 1933 Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the 1933 Act, as amended.
PLAN OF DISTRIBUTION
          The selling stockholder has advised us that the sale or distribution of our common stock owned by the selling shareholder may be sold or transferred directly to purchasers by the selling shareholder as principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholder or by agreement between the selling shareholder and underwriters, brokers, dealers or agents, or purchasers. If the selling shareholder effects such transactions by selling its shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).
     YA Global is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the SEDA. YA Global will pay us 95% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five (5) consecutive trading days immediately following the advance date. In addition, we must pay YA Global a $500 each time we make a draw under the SEDA. We also have paid or will pay YA Global the following additional fees:
•	$17,500 as a structuring and due diligence fee;

•	Issued 1,436,108 shares of Common Stock as a commitment fee under the SEDA; and

•	An initial monitoring fee of $10,000 due, plus an additional $2,000 each month following the payment of the initial fee for as long as the equity line is in effect.
     YA Global was formed in February 2000 as a Delaware limited partnership. YA Global is a domestic hedge fund in the business of investing in and financing public companies. YA Global does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

     Under the securities laws of certain states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholder is aware that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholder are to be registered to sell securities in all fifty states. In addition, in certain states the shares of our common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     In addition to the direct expenses and fees associated with the SEDA which are discussed above, we will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling shareholder to pay these expenses. We have agreed to indemnify YA Global and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $90,000. The estimated offering expenses are as follows: a SEC registration fee of $59, printing expenses of $2,500, accounting fees of $30,000, legal fees of $50,000 and miscellaneous expenses of $1,941. We will not receive any proceeds from the sale of any of the shares of our common stock by the selling shareholder. However, we will receive proceeds from the sale of our common stock under the SEDA.
     The selling shareholder is subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling shareholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholder is distributing shares covered by this prospectus. Pursuant to the requirements of Regulation S-K and the Registration Statement which we filed with the SEC which this prospectus is a part of, the Company must file a post-effective amendment to the Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.
OTC Bulletin Board Considerations
          The OTC Bulletin Board is separate and distinct from the NASDAQ stock market and other stock exchanges. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.
          Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its reporting requirements with the SEC.
          Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.
          Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders — an order to buy or sell a specific number of shares at the current market price — it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.
          Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

BUSINESS AND PROPERTIES
Background
          Colorado Goldfields Inc. (“we,” “us,” or the “Company”) is a mining exploration stage company engaged in the acquisition and exploration of mineral properties, primarily for gold and other metals. We hold an option to acquire up to an 80% undivided interest in certain properties located in San Juan County, Colorado. These properties consist of 44 patented and 13 unpatented mining claims in the Gold King and Mogul Mine properties, and a 70% undivided interest in 19 patented mining claims in the Mayflower Mine. We refer to these claims as the “San Juan Properties” throughout this Prospectus. We are presently in the exploration stage at the San Juan Properties. We have not generated revenue from mining operations.
          We were organized under the laws of the State of Nevada on February 11, 2004 under the name Garpa Resources Inc. On June 18, 2007, we changed our name to Colorado Goldfields Inc.
          Our principal executive offices are located at 10920 West Alameda Avenue, Suite 207, Lakewood, Colorado, 80226 and our telephone number is (303) 984-5324. Our common stock is quoted on the OTC Bulletin Board System under the symbol “CGFI.”
Our Business
          As an exploration stage mining company, our activities are currently focused on exploration, geological evaluation and feasibility studies on the San Juan Properties for gold and other metals and, where warranted, efforts to develop and construct mining and processing facilities. We may enter into joint ventures, partnerships or other arrangements to accomplish these activities. Additionally, we acquired the Pride of the West Mill located in Howardsville, Colorado in June 2007. The mill is currently not operational. We hope to address the issues on the mill in 2009 and bring the mill to operating standards.
          From time to time, we may also consider the acquisition of other mining companies or their mining properties.
Recent Events
          Our 2008 drilling program is nearing completion and core samples have been sent to an independent assay laboratory for analysis. Please see “Exploration Costs and Plans” on page 28 for more information regarding our 2008 drilling program and future plans.
          On September 9, 2008, Todd C. Hennis resigned his positions as our Chief Executive Officer and Director for personal reasons. As of the same date, the remaining members of our Board of Directors elected Lee R. Rice to act as interim Chief Executive Officer. Mr. Rice has been one of our Directors since July 31, 2008.
Properties
Overview
          The San Juan Properties which we have under option consist of three separate mines encompassing 63 patented mining claims and 13 unpatented mining claims. All three mines (the Gold King, Mogul and Mayflower), each of which is more fully described below, were actively mined during the early to mid 1900’s, although they have been relatively dormant for the past 15 years. We are presently in the beginning exploration stage for gold and other metals on the San Juan Properties. As a result, we have not commissioned or received a feasibility study with regard to any of the San Juan Properties.
          While all three mines have been actively mined in the past, because the SEC permits only the disclosure of proven or probable reserves, which in turn, require, among other things, the preparation of a feasibility study demonstrating the economic feasibility of mining and processing the mineralization, no proven or probable reserves have been established for any of the San Juan Properties.

Terms of our Option and Related Agreements on the San Juan Properties
          Effective June 17, 2007, we entered into an option agreement (“Option Agreement”) with Todd C. Hennis and San Juan Corp., a company controlled by Mr. Hennis (collectively the “Optionors”), whereby we were granted the exclusive right and option to acquire up to an 80% undivided right, title and interest in the San Juan Properties. In connection with that transaction, Mr. Hennis became our President, Chief Executive Officer and Director, positions which he resigned on September 9, 2008. The option was amended on November 8, 2007, and is currently exercisable as follows:
(i)	an undivided 40% interest in the San Juan Properties will vest when we have incurred expenditures of not less than $6,000,000 on the San Juan Properties, provided that such expenditures must be incurred within five years from the date of the Option Agreement;

(ii)	an additional undivided 20% interest in the San Juan Properties will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 7.5 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, 10,000,000 shares of our common stock to the Optionors; and

(iii)	an additional undivided 20% interest in the San Juan Properties (for an aggregate of 80%) will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 10 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, an additional 10,000,000 shares of our common stock, to the Optionors.
          Pursuant to the Option Agreement, we paid the Optionors a cash payment of $50,000 in August 2007. In addition, in order to keep the option in good standing, we must make payments to the Optionors as follows:
(i)	cash payment of $100,000 within one year from the date of the Option Agreement (Optionors have agreed to extend this payment date until December 15, 2008);

(ii)	cash payment of an additional $200,000 within two years from the date of the Option Agreement; and

(iii)	100 troy ounces of gold contained in gold dore, or the cash equivalent thereof, within three years of the date of the Option Agreement, and annually thereafter up to and including the 10th year from the date of the Option Agreement. The foregoing payments are, however, contingent upon: (i) our successful acquisition of the Pride of the West Mill located in Howardsville, Colorado, which acquisition occurred in June of this year; and (ii) the Pride of the West Mill actually being in operation during any part of the year in which payment is due. Currently, the mill is not operational.
          Pursuant to the Option Agreement, we: (i) were appointed as the initial operator on the San Juan Properties, with certain rights and obligations as described in the Option Agreement; and (ii) agreed to execute and enter into an employment agreement with Mr. Hennis which he terminated by resignation on September 9, 2009. The Option Agreement will terminate if we fail to make any of the payments required to maintain the option in good standing. Notwithstanding anything else in the Option Agreement to the contrary, we may terminate the Option Agreement within 18 months from the date of the Option Agreement by providing 10 days written notice to the Optionors.
          In connection with the Option Agreement, we also entered into a Surface Rights Agreement with the Optionors whereby we were granted a right-of-way to enter upon the San Juan Properties to perform mining exploration activities while the Option Agreement is in good standing. Under the Surface Rights Agreement, we are required to:

•	prepare and present to the Optionors a development plan which details the scope and timing of exploration and mining activities on the San Juan Properties;

•	maintain the roads and power line right-of—ways;

•	construct safety fences and maintain surface facilities on the San Juan Properties;

•	maintain automobile insurance in connection with our vehicles traveling over the San Juan Properties;

•	perform restoration and reclamation on the San Juan Properties upon termination of our operations on the land, including returning the land to “Range Land” post-mining use standard as that term is used in the Colorado Mined Land Reclamation Act;

•	protect existing water resources, including mitigating or eliminating the impact of our activities on domestic or stock water wells in the vicinity of the San Juan Properties;

•	properly store and remove hazardous materials; and

•	indemnify the Optionors for losses and liabilities they may incur due to our activities on the San Juan Properties.
          We are also required to pay or reimburse the Optionors for all annual property taxes on the San Juan Properties and for any additional taxes which may be assessed on the San Juan Properties by reason of improvements that we place on the San Juan Properties. The Surface Rights Agreement terminates upon the earlier of (i) termination of the mineral rights on the San Juan Properties; (ii) complete reclamation and restoration of the San Juan Properties; (iii) termination of the Option Agreement prior to our exercising the option; (iv) failure to pay the property or other taxes on the San Juan Properties; or (v) June 17, 2032.
Ownership Maintenance Requirements on the San Juan Properties
          The patented mining claims of the Gold King, Mogul, and Mayflower Units which encompass the San Juan Properties are owned in fee simple by either Todd C. Hennis or San Juan Corp., a Colorado corporation owned by Mr. Hennis. To maintain ownership of the patented claims, they must make yearly real estate property tax payments in order to avoid tax liens that may result in loss of ownership. With respect to the unpatented mining claims, a yearly maintenance fee of $125 per claim must be paid, and a yearly Notice of Intent to Hold must be filed with the U.S. Bureau of Land Management.
          As noted above, we are required under the Surface Rights Agreement to make the property tax payments and maintenance fees on the San Juan Properties. Such expenditures are applied to our earn-in requirements under the Option Agreement.
Royalty Encumbrances
          The San Juan Properties are subject to the following royalties: (i) 3.0% net smelter return royalty on Gold King Mine, (ii) 2.5% net profits interest on Gold King Mine, (iii) 2.0% net smelter return royalty on the Mayflower Group, (iv) 2.5% net profits interest in the Mayflower Group, and (v) a 2% net smelter royalty on the Gold King Mine. We have secured an option to purchase the first four of these royalties for $250,000, and we have the possibility to acquire the last royalty for $50,000. The option expires on November 21, 2008. If we acquire an ownership interest in the San Juan Properties by exercise of our Option Agreement, and we are successful in placing the property into production, we will be obligated to pay the royalty holders the percentages of the production and net profits disclosed above if we do not exercise our option to extinguish the royalties. Payment of these royalties will reduce our potential revenue. Further, as the documentation existing for many of these properties dates back to the late 19th century, there may be unknown encumbrances, including royalties, on these properties.

The San Juan Properties
          The following describes the three separate mining units that encompass the San Juan Properties.
          Gold King Mine Property
          The Gold King Mine property consists of 27 patented mining claims covering approximately 198 acres and a total of 13 unpatented mining claims covering approximately 100 acres. Unpatented mining claims SJ-1 through SJ-11 were previously located and incorporated into the Option Agreement. In August, 2007, subsequent to our entering into the Option Agreement, unpatented mining claims SJ-4, SJ-5, SJ-6, SJ-7, SJ-8 and SJ-11 had amended location certificates filed with the U.S. Bureau of Land Management by San Juan Corp. In August, 2007, San Juan Corp. located and filed unpatented mining claims SJ-12 and SJ-13 with the U.S. Bureau of Land Management. All 27 patented mining claims and 13 unpatented mining claims are governed by the Option Agreement. These 27 patented mining claims and 13 unpatented mining claims shall be hereinafter referred to as the “Gold King Property.” The Gold King Property is located in San Juan County, Colorado, at Township 42 North, Range 7 West of the New Mexico Prime Meridian.
          As discussed below, the Gold King has a history of significant gold production, and we believe it is in a favorable geologic zone for gold mineralization called the Eureka Graben, where significant gold production has occurred in the past from the neighboring Sunnyside Mine and other properties.
          Access to the site is by county road, which is maintained by San Juan County on a seasonal basis. Road access is suitable for four-wheel drive vehicles and light to medium duty trucks. The Gold King Property is located at elevations from approximately 11,000 feet above sea level to 13,000 feet above sea level, approximately 8 miles from Silverton, Colorado. The main underground access to the Gold King Property is the Gold King Mine #7 Level, the portal for which is collapsed. The portal site is located in an avalanche prone area. The terrain is mountainous and the majority of the property is above treeline.
          The Gold King property is located in volcanic tuffs, primarily in the Upper Burns and Henson formations. The historic ore produced was banded quartz with abundant pyrite, carrying gold and silver, together with minor amounts of sphaelerite and chalcopyrite. A lesser number of veins in the Gold King property have higher base metal mineralization. The historic ore occurrences were in stringers, veins and shoots. The economic potential of the property depends on the successful identification and exploitation of gold bearing veins and ore shoots. The Gold King Unit property includes seven levels of mine workings, none of which is currently accessible. A power line in a state of disrepair leads from the local electric cooperative’s power line in the valley to the Gold King 7 Level. Major repairs will have to be done to the power line to use it in the future. Abundant water exists in the mine workings.
          The map shown below sets forth for the Gold King and Mogul Mines’ the patented and unpatented mining claims which are subject to our Option Agreement.

          History of Operations. The best estimate for historic mine production from the Gold King Mine is 665,500 tons containing 0.471 ozs/ton gold, 2.39 ozs/ton silver, 0.71% lead, and 0.52% copper. This historic mine production predominantly occurred during the period 1890 to 1920.1
          In the period 1984 to 1992, Gold King Mines Corporation (formerly Gerber Minerals Corporation) conducted exploration activities at the Gold King Mine including re-opening old workings, extending workings, surface exploration mapping and drilling, underground exploration, mapping, sampling and drilling and other activities. Previously published reports listed expenditures by Gold King Mines Corporation of $9.7 million on the

1	Source: Page i of the Evaluation Report IV on the Gold King Mines Property, San Juan County, Colorado by E.D. Black, P.E., Denver, Colorado, February 15, 1990.

Gold King Mine during this period.2 We have access to or copies of most of the geological records from this period, and have access to most of the exploration drill core produced during this period.
          Gold King Consolidated, Inc. was majority owner of Gold King Mines Corporation. In February 1990, E.D. Black, a professional engineer in Denver, Colorado prepared “Evaluation Report IV on the Gold King Mine Property, San Juan County, Silverton, Colorado” for Gold King Consolidated, Inc. In this report, Mr. Black estimated gold and silver ore reserves. Approximately 20,000 tons of this material was subsequently mined in 1990 by Sunnyside Gold Corp. as part of a joint venture with Gold King Mines Corp. No further mining activity at the Gold King property is known to have occurred since that date. Based on the reports and data we have accumulated on the Gold King property, we believe that there may be commercially viable mineralized material. However, the estimates and other data on the Gold King property that we possess are historical in nature, and we cannot place any reliance on these estimates at this time. We intend to perform our own exploration activities on the property subject to obtaining adequate financing.
          Current and Proposed Exploration Activities. We undertook a limited surface drilling program on the Gold King Property in September 2007. Due to bad ground conditions and the onset of severe winter weather, the drilling program was suspended in October 2007 after one hole was drilled on the North Vein. Please see “Exploration Costs and Plans” below for further information regarding our exploration activities performed to date, current drilling program and exploration plans for the future.
          We intend to re-open Gold King #7 Level, rehabilitate the existing workings, and potentially undertake mitigation activities for underground water flows as part of a proposed environmental reconnaissance, subject to (i) reaching an acceptable agreement with the Water Quality Control Division of the Colorado Department of Public Health and U.S. Environmental Protection Agency as further discussed below; (ii) securing necessary permits, permit renewals and authorization; and (iii) availability of funding, personnel and equipment.
          Environmental and Regulatory Issues. The Gold King Property is subject to federal, state and local regulations regarding environmental conditions at the site and activities at the site.
          In August, 2007, we filed a “Notice of Intent to Conduct Prospecting Operations for Hard Rock/Metal Mines” with the State of Colorado, Division of Reclamation, Mining and Safety governing our proposed surface drilling activities at the Gold King and Mogul Properties. We posted a bond amount of $10,834 governing the reclamation of the proposed drill sites and we were approved for drilling five pads. In addition, in July 2008 we filed a Notice of Intent seeking approval for drilling on another three pads and that notice is still being processed with the Division.
          The Gold King Property has an active, acid mine drainage occurring from the Gold King #7 Level. This mine water flow has substantially increased in volume since 2000, and recent flow measurements have shown a large increase in flows. This water discharge is believed by our management to substantially originate from the 2150 vein workings of the Sunnyside Mine, which is owned by another company, and which vein workings extend into the Gold King Property. To date, our management has not been able to prove the origin of this water flow. The environmental reconnaissance discussed earlier is intended to allow the Company to prevent further potential environmental degradation from a “blow out” of potentially impounded mine waters, and to investigate potential mitigation or reduction of mine water flows. We are in negotiations with the Water Quality Control Division (“WQCD”) of the Colorado Department of Public Health and Environment and the U.S. Environmental Protection Agency (“EPA”) to authorize us and San Juan Corp. to undertake reconnaissance and mitigate activities to hopefully prevent a potential “blow out” of underground blockages at the Gold King Mine, which if it occurred could be a potential threat to public health. We are also in negotiations with the WQCD and EPA to obtain a discharge permit and we are working towards plans to develop the support necessary to construct the treatment works necessary to comply with a discharge permit. In connection with our environmental and permitting efforts, we have hired an environmental remediation specialist to assist us with our negotiations and permitting process with the WQCD and EPA.

2	Source: Page 73 of the Evaluation Report IV on the Gold King Mines Property, San Juan County, Colorado by E.D. Black, P.E., Denver, Colorado, February 15, 1990.

          Our intended re-opening of the Gold King mine, rehabilitation of the existing workings and potential undertaking of mitigation activities for underground water flows as part of a proposed environmental reconnaissance are subject to reaching an acceptable agreement with the WQCD. There is no assurance at the present time that an acceptable resolution with the WQCD can be reached.
          We have received correspondence from the State of Colorado Attorney General’s Office stating that the Company was required to apply for a stormwater discharge permit for the Gold King Mine by the end of January 2008. We applied for the stormwater discharge permit in January 2008, and received Permit COR-040237 for the Gold King Mine on January 28, 2008. The stormwater permit requires a Stormwater Management Plan for the site, and we have incorporated such a plan into an existing Environmental Management Plan for the Gold King Mine. We are in negotiations with the State of Colorado Attorney General and also the Water Quality Control Division of the Colorado Department of Public Health and Environment to discuss additional issues related to permitting requirements. Currently, it appears the position of the Colorado Attorney General is that the property owner has a duty to permit the discharges in question and should work towards plans to develop the support necessary to construct the treatment works necessary to comply with a discharge permit.
          Permitting requirements can be a costly undertaking and we could be at risk now and in the future for fines and penalties if required permits are not timely in place.
          We initiated two projects to assess alternative water treatment technologies in the Cement Creek watershed of San Juan County, Colorado, one of which is in conjunction with the U.S. Environmental Protection Agency (EPA) and the U.S. Bureau of Land Management. We believe these projects demonstrate our environmental stewardship and intent to decrease future production costs.
          One project tests the Rotating Cylinder Treatment System™ (RCTS) at a proposed district-scale water treatment facility near Gladstone, Colorado. The U.S. Government is providing the bulk of the project’s funding. Testing is being performed by Ionic Water Technologies, Inc. of Nevada. We are providing test work locations, equipment, water containment vessels, and personnel.
          Separately, we intend to test an Ionic State Modification (ISM) system, developed by Blue Sky Water Treatment Technologies, Inc., to potentially treat the water discharge at the Company’s Gold King site.
          Prior to conducting further underground mine exploration or mining activities, we will have to apply for and obtain a notice of intent to conduct prospecting and mining activities which will also necessitate a reclamation permit from the State of Colorado Division of Reclamation, Mining and Safety.
          Mogul Mine Property
          The Mogul Mine Property consists of 17 patented mining claims which adjoin the Gold King Property. The claims cover approximately 126 acres. The historic mineralization of the Mogul Mine property has primarily been in the Mogul Vein, which is commonly held to be an extension of the George Washington vein of the Sunnyside and Brenneman Mines. The mineralization of the Mogul vein is primarily lead and zinc sulfide minerals, with some copper, silver and gold mineralization.
          The Mogul property is located in the headwaters of the North Fork of Cement Creek in Township 42 North, Range 7 West of the New Mexico Prime Meridian, San Juan County, Colorado. Access to the property is via two non-maintained county roads, suitable for four-wheel drive and light to medium duty truck traffic. We intend to conduct maintenance on these roads as needed in order to keep them passable. Such expenditures will apply towards our earn-in requirements under the Option Agreement.
          We believe that the Mogul property has significant visual surface mineralization of lead and zinc sulphides, and the Mogul Vein has surface outcrops which run for approximately 4,500 feet. We believe the Mogul Vein has significant widths, such that if exploration activities delineate sufficient grades of mineralization, potential mining widths exist.
          The Mogul property lies in volcanic tuffs, primarily the Henson and Burns Formations, that are cut by the Mogul vein, which is associated with a ring fault of the Silverton Caldera. Other minor veins exist on the property.

The Mogul vein contains quartz, pyrite, sphaelerite, galena and chalcopyrite, with minor amounts of gold and silver mineralization. The Mogul unit was operated intermittently from 1901 to 1965, producing an unknown quantity of base metal ore. Three levels of workings totaling approximately 20,000 linear feet were constructed during this period. None of the workings are accessible. The economic potential of the property is for production of base metal ores, pending successful exploration activities. No power line exists to the property. Abundant water exists in the mine workings.
          Please see “Exploration Costs and Plans” for a discussion of our current drilling program on the Mogul Mine Property in 2008. Subject to adequate financing, in 2009 we intend to investigate reopening one or more portals on the Mogul Mine Property to conduct environmental and other reconnaissance activities.
          The Mogul Mine Property is subject to certain local, state and federal regulations. An acid mine discharge occurs at the Mogul #1 portal, which had previously had a hydraulic bulkhead constructed in it to reduce the mine water flows. An acid water discharge occurs in the vicinity of the Grand Mogul portal, and we may reopen the Grand Mogul portal in the future to attempt to determine the origin of this discharge.
          Mayflower Mine Property
          The Mayflower Mine Property consists of a 70% undivided interest in 19 patented mining claims covering approximately 179.4 acres, or a net ownership at 70% of approximately 125.5 acres. The property is approximately 3 miles from Silverton, Colorado, and is located in Township 41 North, Range 7 West, New Mexico Prime Meridian, San Juan County, Colorado. The historic mineralization of the Mayflower Mine has consisted of base metals with some gold and silver contents. Published historic production figures for the Mayflower Mine (also known as the Shenandoah-Dives Mine) for the period 1901-1957 are 4.5 million tons containing 520,000 ounces of gold, 12.3 million ounces of silver, 18,000 tons of copper, 47,000 tons of lead and 10,000 tons of zinc.3 Some portion of this production may have originated from adjoining properties.
          The Mayflower property was one of the largest production mines in the history of the Silverton area. We believe that drilling done by a previous owner in the 1980s indicates that potentially economic mineralization exists below the main haulage level, such that if further exploration activity confirms this mineralization and a significant volume of mineralized material, then the potential exists to place this mine back into production at some point in the future.
          Access to the Mayflower property is via county road suitable for four-wheel drive vehicles. The Mayflower Vein is located in the Silverton Volcanic series. The historic economic mineralization was located in the Hanging Wall Zone and Footwall Zone, which could exceed 10 feet in width each in places. The historic ore produced was relatively low grade in precious and base metals, but with a sufficient combined value to make production economic at the time. The Main Level of the Mayflower Unit is currently inaccessible due to construction of a plug by a previous owner. No power or water supply is currently on the property.
          Management intends to conduct limited work on the Mayflower Mine Property for the foreseeable future. We intend to focus the majority of our activities on the other properties under option to the Company.
          The map shown below sets forth the Mayflower Mine’s patented and unpatented mining claims which are subject to our Option Agreement.

[3]	Page 6 of the SEG Newsletter October 1993 article entitled “Comparison of Gold-Rich and Gold-Poor Quartz-Base Metal Veins, Western San Juan Mountains, Colorado: The Mineral Point Area As An Example” by Paul J. Bartos.

Exploration Costs and Plans
          Recent Exploration Events. After delay due to record accumulations of snow in the area, drilling commenced at the Gold King and Mogul Mines in July 2008. The Gold King and Mogul Mines are part of the San Juan Properties which are subject to our Option Agreement. The mines are located in the Ross Basin, high in the Colorado Rocky Mountains. At over 12,000 feet in elevation, heavy snow buildup had to be removed before we could commence drilling operations. We intend to drill approximately10,000+ feet of diamond core exploration holes on the Gold King and Mogul properties during the remainder of this summer and fall. The Gold King drilling will target the Gold King-Davis veins, North Vein and the Portland Extension Vein. The drilling on the Mogul property will target the upper Mogul Vein and the Mogul Vein at the Grand Mogul area.
          In June 2008, we acquired our own drill rig and equipment, a Longyear 34 drill, which is currently drilling at the Mogul Mine. The drill has a Deutz F3L 912 deck engine, Bean 35 pump, 2-cylinder Lister with 4 speed transmission, mounted on a 1993 Morooka MST-1500. We have also contracted with Godbe Drilling, LLC of Montrose, Colorado, an unaffiliated drilling company, and they are currently drilling at the Gold King mine with their truck mounted Longyear 44 drill rig.
          Drill operations are being conducted by two teams, one of which is operated by us utilizing experienced drill operators from the local area as well as a second team operated by Godbe Drilling. Both teams are under our project management and engineering guidance.

          Samples from the drilling program have been submitted to an independent laboratory for analysis, and check samples will be submitted to a second laboratory.
          We have requested Allan P. Juhas, Ph.D. in Economic Geology, University of Manitoba 1973, to undertake preparation of a N.I. 43-101 report based upon this season’s drilling and previous work that can be verified. Dr. Juhas has over 50 years experience in a broad spectrum of precious metal and base metal geological pursuits. Dr. Juhas is well recognized in the industry, and prepares a number of N.I. 43-101 reports each year. Our objective is to establish an N.I. 43-101 compliant resource for our San Juan Properties.
          We have budgeted our drilling program for the remainder of 2008 through March, 2009 at $1.4 to $1.6 million, which includes costs and expenses related to drilling, assays and geological, and preparation of the N.I. 43-101 report.
          During our planning phase over the past year, we have acquired an inventory of equipment in advance of operations. We believe this stockpile will enable us to reasonably support our drilling operations by drawing upon our inventory of equipment and supplies including NQ and HQ drill rods, bits, water pumps and numerous accessories, thus minimizing any downtime during the operational phase of the drill program. Nonetheless, significant equipment breakdown, labor or weather issues, or unknown drilling problems may occur, any one of which could jeopardize completion of our drilling program for the remainder of 2008. Such problems would likely increase the cost of the drilling program.
          In connection with our future sampling programs, we intend to perform these programs in compliance with Canada’s National Instrument 43-101, a rule developed by Canadian administrators which requires strict protocols and procedures governing how companies disclose scientific and technical information about their mineral projects to the public. NI-43-101 includes requirements regarding chain of custody, quality control, and qualifications of persons performing the scientific and technical services.
          The following table sets forth our estimated exploration costs for the San Juan Properties. We estimate that these costs will be incurred over a three year period. These estimated costs may change significantly due to shortages of qualified contractors and equipment, increased government regulations or unexpected permitting issues, adverse weather, lack of capital, or other unexpected problems or issues. In addition, our management has wide discretion to reallocate exploration costs as it deems advisable.

	Estimated Exploration Costs
	(amounts in thousands)
	Gold King	Mogul	Mayflower
Bonds and Permits	300	100	20
Surface Drilling	600	700	500
Underground Rehabilitation & Development	3,500	1,000	400
Underground Drilling	900	100	—
Surface and Power Improvements	150	—	40
Consultants and Studies	75	75	100
Other Costs	150	150	150

Total Estimated Costs	$5,675	$2,125	$1,210
          For each of these properties, our exploratory phased program consists of gathering and re-interpreting the historic geological information on the properties followed by surface drilling. At the Gold King and Mogul Units, underground work is planned to commence in 2009 to reopen old workings and to conduct underground exploration, all subject to availability of funds, availability of contractors, and securing the necessary permits. Extension of the workings of the Gold King and Mogul Units is contemplated to allow for underground drilling and sampling activities. Based on the information gathered from these phases, additional work will be conducted.

          Even if we completely draw upon the $5.0 million Standby Equity Distribution Agreement described in this prospectus, we will have insufficient funds to carry out the above activities. Thus, we intend to continue to raise capital through equity or debt offerings, although we cannot give any assurances that we will be successful in raising sufficient capital on economically feasible terms. See “Management’s Discussion and Analysis or Plan of Operation.”
          Past Exploration Activities. Total costs incurred through August 31, 2008 exploring the San Juan Properties were approximately $2,000,000. Such cost related primarily to drilling, taking core samples, geological analysis, and environmental activities. Our sampling program during 2007 followed a strict protocol regarding sample collection, sample preparation, and analytical procedures. We contracted Coast Mountain Geological Ltd. of Vancouver, British Columbia, Canada to conduct these activities and Coast Mountain followed its established protocols in all of its operations. The Coast Mountain geologist was provided an exclusive building with the geologist controlling the locked access to the work area, for examining, collecting and preparing the drill core and surface samples. Photographs were taken of all core samples and appropriately logged. The relevant sections of the core were then split, with one half of the material being prepared as samples, and the other half retained in a core library. Strict chain of custody procedures were followed by the contract geologist. At no time was any officer of the Company able to view the work area unsupervised by the geologist. Gary Schellenberg, our former Vice President and Director, is a part owner and principal of Coast Mountain Geological, Ltd. Samples were sent to Acme Analytical Laboratories of Blaine, Washington, an unaffiliated contractor, for testing. It is our understanding that Acme Analytical Laboratories follows strict commercial QA/QC protocols in their handling of the samples and analytical work.
          Our exploration work performed in 2007 was carried out by geological and drilling contractors. We are in the process of searching for an exploration manager. Additional exploration staff may be hired, subject to qualifications, availability of funds and our growth needs. We intend to contract with third parties for our geophysics, drilling and other exploration activities, subject to availability of funding and qualified contractors.
Pride of the West Mill
          The Pride of the West Mill is an inactive mining mill located at Howardsville, Colorado in San Juan County. The Pride of the West Mill is located on approximately 120 acres of patented mining claims on San Juan County Road 2, within a six air mile radius of the Gold King Property, the Mogul Mine Property and the Mayflower Mine Property. The physical address is 2201 County Road 2, Silverton, Colorado. No mineral is known to exist in deposit form on the property. The economic significance of the property is as a mineral processing site, with residual post-mining value.
          We purchased the Pride of the West Mill in June 2007 from Tusco, Inc., an unrelated third party, for a sale price of $900,000 and assumption of the Colorado Mined Land Reclamation Permit. We paid $250,000 of the purchase price in cash, with the remaining $650,000 paid by way of a promissory note to Tusco with interest at 7% per annum. Interest on the note of $3,791.67 is payable monthly and the entire amount is due and payable on or before June 29, 2009, and is secured by Deeds of Trust and financing statements on the mill property and equipment.
          In March 2008, the Colorado Division of Reclamation, Mining and Safety transferred the mill permit into our name, and in connection therewith, we posted a bond in the amount of $318,154 with the Division in the form of a letter of credit. Based upon an estimate received by the previous owner from a third-party mining consultant, the total reclamation costs were estimated at approximately $500,000, and our management continues to believe that such estimate is reliable. Thus, we have recorded an estimated asset obligation of $500,000 in connection with our estimated future reclamation costs.
          The Pride of the West Mill consists of a main mill building constructed mostly in the 1970s with equipment for gravity and flotation concentration of ores, an office/shop building, a laboratory building, a cyanide process plant building, a truck scale building and other support buildings. Certain improvements to the mill roof were conducted in 2007, as well as general maintenance activities. The overall condition of the buildings is good. The overall condition of the mill equipment is good, and consists of a plant to produce gravity mineral concentrates, lead sulphide, zinc sulphide, and copper sulphide floatation concentrates. The mill also has the ability to treat ores with cyanide solution to recover precious metals. The mill is readily accessible by heavy trucks, has a power substation in place, and has two water rights from Cunningham and Hematite Creeks with associated water pipelines on the property that are sufficient to supply the needs of the mill complex. An inactive assay lab is on the property, as well as an office/shop building, and associated support buildings. The main mill building is a steel frame building with concrete basement.
          The Pride of the West Mill is currently under a Cease and Desist Order from the Colorado Division of Reclamation, Mining and Safety which was issued to a previous operator. The Cease and Desist Order prohibits operation of the Pride of the West Mill until deficiencies in the mill tailing impoundment area, the mill drain water impoundment area and other deficiencies are corrected. We have met with personnel from the Colorado Division of Reclamation, Mining and Safety to discuss the correction of these deficiencies. In September-October 2007, we had contractors re-roof a substantial portion of the main mill building at a cost of approximately $90,000, and the company has engaged Vector Engineering , Inc. of Golden, Colorado to design a new tailings impoundment for the Pride of the West Mill and to address claimed deficiencies in the mill drain water impoundment. Subject to funding, regulatory and other approvals, and other factors, we are hopeful of addressing the requirements of the Cease and Desist Order in 2009.
          The following table sets forth our estimated costs to bring the mill into active status. Subject to adequate funding, we intend to begin the renovations about June, 2009, and we estimate that it will take approximately four months to complete most of the renovations.

Estimated Cost
(amounts in
thousands)
New Tailings Facility	$600
Reactivation Costs	250
Water Improvements	100
Building Maintenance	150
Total Estimated Costs	$1,100
          We have been approached by potential operators of other mines in the vicinity to potentially process their ores. We will consider processing other potential ores in order to demonstrate the operability of the Pride of the West Mill until the Company can generate sufficient ore tonnage of its own to operate the mill. There is no assurance that either of these events will occur.
          The State of Colorado caused approximately 18,000 tons of mine dump material to be placed on the raw ore stockpile area of the Pride of the West Mill under a previous operator. We believe that the Company does not have title to this material and that it would not be economical to process the material. We are seeking a solution to the disposal of this material, potentially in cooperation with the parties that placed the material on the property.
          The Pride of the West Mill is subject to certain local, state and federal regulations.
Competitive Business Conditions
          We compete with many companies in the mining business, including larger, more established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States and other areas where we may conduct exploration activities. Because we compete with individuals and companies that have greater financial resources and larger technical staffs we may be at a competitive disadvantage in acquiring desirable mineral properties. From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition are unavailable due to their previous acquisition by other companies or our lack of financial resources. Competition in the mining industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital needed to fund the acquisition and operation of such properties. Competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees, to obtain equipment and personnel to assist in our exploration activities or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.

General Government Regulations
          Federal Lands. The Company’s property is situated adjacent to lands owned by the United States, which may require that the Company obtain certain special use permits in order to gain access to our land for exploration and mining activities.
          Mining Operations. The operation of mines is governed by both federal and state laws. Federal laws, such as those governing the purchase, transport or storage of explosives, and those governing mine safety and health, also apply.
          The State of Colorado likewise requires various permits and approvals before mining operations can commence, and permits and approvals which must regulate all operations. Among other things, a detailed reclamation plan must be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. The Colorado Division of Reclamation, Mining and Safety is the state agency that administers the reclamation permits, mine permits and related closure plans on our property. Local jurisdictions (such as San Juan County) may also impose permitting requirements (such as conditional use permits or zoning approvals). Some permits require, or will require, monitoring, compliance, reporting, periodic renewal, or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered
          Environmental Laws. Mining activities at the Company’s properties are also subject to various environmental laws, both federal and state, including but not limited to the federal National Environmental Policy Act, CERCLA (as defined below), the Resource Recovery and Conservation Act, the Clean Water Act, the Clean Air Act and the Endangered Species Act, and certain Colorado state laws governing the discharge of pollutants and the use and discharge of water. Various permits from federal and state agencies are required under many of these laws. Local laws and ordinances may also apply to such activities as siting and construction of facilities, land use, waste disposal, road use and noise levels.
          These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Colorado Goldfields’ policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.
          The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), imposes strict, joint, and several liability on parties associated with releases or threats of releases of hazardous substances. Liable parties include, among others, the current owners and operators of facilities at which hazardous substances were disposed or released into the environment and past owners and operators of properties who owned such properties at the time of such disposal or release. This liability could include response costs for removing or remediating the release and damages to natural resources. Our properties, because of past mining activities, could give rise to potential liability under CERCLA.
          Under the Resource Conservation and Recovery Act (RCRA) and related state laws, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous or solid wastes associated with certain mining-related activities. RCRA costs may also include corrective action or clean up costs.
          Mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, such as crushers and storage facilities, and from mobile sources such as trucks and heavy construction equipment. All of these sources are subject to review, monitoring, permitting, and/or control requirements under the federal Clean Air Act and related state air quality laws. Air quality permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the permitting conditions.

          Under the federal Clean Water Act and the delegated Colorado water-quality program, point-source discharges into Waters of the State are regulated by the National Pollution Discharge Elimination System (NPDES) program. Stormwater discharges also are regulated and permitted under that statute. In Item 2, we provide more detailed discussions regarding Colorado’s positions on requirements for discharge permits and stormwater permits for Gold King Mine. Similar issues could arise for the other mines. Section 404 of the Clean Water Act regulates the discharge of dredge and fill material into Waters of the United States, including wetlands. All of those programs may impose permitting and other requirements on our operations.
          The National Environmental Policy Act (NEPA) requires an assessment of the environmental impacts of major federal actions. The federal action requirement must be satisfied if the project involves federal land or if the federal government provides financing or permitting approvals. NEPA does not establish any substantive standards, but requires the analysis of any potential impacts. The scope of the assessment process depends on the size of the project. An Environmental Assessment (EA) may be adequate for smaller projects. An Environmental Impact Statement (EIS), which is much more detailed and broader in scope than an EA, is required for larger projects. NEPA compliance requirements for any of our proposed projects could result in additional costs or delays.
          The Endangered Species Act (ESA) is administered by the U.S. Fish and Wildlife Service of the U.S. Department of Interior. The purpose of the ESA is to conserve and recover listed endangered and threatened species and their habitat. Under the ESA, endangered means that a species is in danger of extinction throughout all or a significant portion of its range. The term threatened under such statute means that a species is likely to become endangered within the foreseeable future. Under the ESA, it is unlawful to take a listed species, which can include harassing or harming members of such species or significantly modifying their habitat. Future identification of endangered species or habitat in our project areas may delay or adversely affect our operations.
          U.S. federal and state reclamation requirements often mandate concurrent reclamation and require permitting in addition to the posting of reclamation bonds, letters of credit or other financial assurance sufficient to guarantee the cost of reclamation. If reclamation obligations are not met, the designated agency could draw on these bonds or letters of credit to fund expenditures for reclamation requirements. Reclamation requirements generally include stabilizing, contouring and re-vegetating disturbed lands, controlling drainage from portals and waste rock dumps, removing roads and structures, neutralizing or removing process solutions, monitoring groundwater at the mining site, and maintaining visual aesthetics.
Employees
          As of September 24, 2008, we had three employees. We also engage independent contractors in connection with the exploration of our mining property such as contractors, drillers and geologists.
Office Facilities
          We rent offices in Lakewood, Colorado totaling approximately 320 square feet. Rent equals a total of $7,800 per year payable in monthly installments. We also have an office at our Pride of the West Mill in Howardsville, Colorado in San Juan County. We believe these arrangements are and will be adequate for our needs for the foreseeable future.
Legal Proceedings
          Except for the environmental and mining proceedings described below, we are not currently subject to any legal proceedings, and to the best of our knowledge no such proceeding is threatened the results of which would have a material impact on our properties, results of operation or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.
          Mines and mining claims nearby the San Juan Properties are owned by other parties. Because the various mines possibly have interconnections between adits and tunnels and common stormwater conveyances and treatment sites, the environmental issues are both factually complex and legally complex. Disputes among the various property owners, over environmental liabilities, responsibility for clean-up and maintenance of the sites and facilities, and responsibility for site remediation continue.

          The Gold King Property is subject to federal, state and local regulations regarding environmental conditions at the site and activities at the site. In August 2007, we filed a “Notice of Intent to Conduct Prospecting Operations for Hard Rock/Metal Mines” with the State of Colorado, Division of Reclamation, Mining and Safety governing our proposed surface drilling activities at the Gold King and Mogul Properties, and we were approved for drilling on five pads. In addition, in June 2008 we filed a Notice of Intent seeking approval for drilling on another four pads.
          The Gold King Property has an active, acid mine drainage occurring from the Gold King #7 Level. This mine water flow has substantially increased in volume since 2000, and recent flow measurements have shown a large increase in flows. This water discharge is believed by our management to originate substantially from the 2150 vein workings of the Sunnyside Mine, which is owned by another company, and which vein workings extend into the Gold King Property. To date, our management has not been able to prove the origin of this water flow.
          We are in negotiations with the Water Quality Control Division (“WQCD”) of the Colorado Department of Public Health and Environment to authorize us and San Juan Corp. to undertake reconnaissance and mitigate activities to hopefully prevent a potential “blow out” of underground blockages at the Gold King Mine, which if it occurred could be a potential threat to public health. We are also in negotiations with the WQCD to obtain a discharge permit and we are working towards plans to develop the support necessary to construct the treatment works necessary to comply with a discharge permit. In connection with our environmental and permitting efforts, we have hired an environmental remediation specialist to assist us with our negotiations and permitting process with the WQCD.
          We received correspondence from the State of Colorado Attorney General’s Office stating that the Company was required to apply for a stormwater discharge permit for the Gold King Mine by the end of January 2008. We applied for the stormwater discharge permit in January 2008, and received Permit COR-040237 for the Gold King Mine on January 28, 2008. The stormwater permit requires a Stormwater Management Plan for the site, and we have incorporated such a plan into an existing Environmental Management Plan for the Gold King Mine.
          Permitting requirements can be a costly undertaking and we could be at risk for fines and penalties if required permits are not timely in place.
          The Pride of the West Mill is currently under a Cease and Desist Order from the Colorado Division of Reclamation, Mining and Safety that was issued against a previous operator. The Cease and Desist Order prohibits operation of the Pride of the West Mill until deficiencies in the mill tailing impoundment area, the mill drain water impoundment area, and other problems are corrected.
          We have met with personnel from the Colorado Division of Reclamation, Mining and Safety to discuss the correction of these deficiencies. In September-October 2007, we engaged contractors to re-roof a substantial portion of the main mill building at a cost of approximately $90,000. The Company engaged an engineering firm to design a new tailings impoundment for the Pride of the West Mill and to address claimed deficiencies in the mill drainwater impoundment; we received a design on June 17, 2008.
          This design will be submitted to DRMS as a “technical revision” of the Pride of the West Mill permit M-1984-049.
MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER INFORMATION
Market Information
          Our common stock has been quoted on the OTC Bulletin Board since April 6, 2006. Our trading symbol is “CGFI.OB.”

          The table below sets forth the high and low sales prices for our common stock for the periods indicated as reported by the OTCBB. Sales prices represent prices between dealers, do not include retail markups, markdowns or commissions and do not necessarily represent prices at which actual transactions were effected.*

Year Ended	High	Low
August 31, 2006
April 11 to May 31, 2006	$0.32	$Nil [1]
Fourth Quarter	0.32	0.31

August 31, 2007
First Quarter	$0.31	$0.04
Second Quarter	0.06	0.04
Third Quarter	0.19	0.04
Fourth Quarter	0.63	0.19

August 31, 2008
First Quarter	$0.85	$0.51
Second Quarter	0.85	0.55
Third Quarter	0.85	0.22
Fourth Quarter	0.25	0.08

*	We effectuated a 7.9 for one stock split effective June 18, 2007 and a two for one stock split effective October 29, 2007. The prices set forth above have been adjusted for these forward stock splits.

(1)	The low price during this period, before being adjusted for the forward stock splits, was $0.15.
          On October 10, 2008, the last reported sales price of our common stock as reported on the OTCBB was $0.05 per share. As of October 10, 2008, there were 40 holders of record of our common stock.
          We have never declared or paid dividends on our common stock. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for growth. Our initial earnings, if any, will likely be retained to finance our growth. At the present time, we are not party to any agreement that would limit our ability to pay dividends.
The Securities Enforcement and Penny Stock Reform Act of 1990
          The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares are currently subject to the penny stock rules.
          A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

          The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:
•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.
          The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:
•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.
          In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements have the effect of reducing the trading activity in the secondary market for our stock. Thus, stockholders may have difficulty selling their securities.
Securities Authorized for Issuance Under Equity Compensation Plans
          We did not have any equity compensation plans in effect as of the end of our most recent fiscal year ended August 31, 2007. However, on February 14, 2008, our Board of Directors unanimously approved our 2008 Stock Incentive Plan (the “2008 Plan”). The purpose of the Plan is to retain current, and attract new, employees, directors, consultants and advisors that have experience and ability, along with encouraging a sense of proprietorship and interest in the Company’s development and financial success. The Board of Directors believes that option grants and other forms of equity participation are an increasingly important means of retaining and compensating employees, directors, advisors and consultants. The 2008 Plan authorizes us to issue up to 9,600,000 shares of our common stock which represented slightly less then 10% of our outstanding shares at the time the plan was adopted. The plan allows us to grant tax-qualified incentive stock options, non-qualified stock options and restrictive stock awards to employees, directors and consultants of our company.

          In order to be able to grant qualified “incentive stock options” under the 2008 Plan in accordance with Section 422 of the Internal Revenue Code, as amended, we must obtain shareholder approval of the 2008 Plan within 12 months before or after the 2008 Plan was adopted. Accordingly, we intend to submit the 2008 Plan to a vote of our shareholders at our next annual meeting of shareholders. To the extent that the 2008 Plan is not approved by our shareholders at the annual meeting, the 2008 Plan will nonetheless continue in existence as a valid plan, but any stock options granted under the 2008 Plan will be non-qualified stock options for tax purposes.
          Unless terminated earlier by the Board, the 2008 Plan will expire on February 13, 2018. As of August 31, 2008, we had outstanding options to officers and directors of the Company to purchase 1,250,000 shares of common stock at $0.25 per share, and have granted stock awards to officers, directors and a consultant of the Company in the amount of 5,925,000 shares.
Transfer Agent
          Corporate Stock Transfer is the transfer agent for our common stock. Their address is at 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209, and their telephone number is (303) 282-4800.
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
          Since our inception in February 2004, we have not generated revenue and have incurred net losses. While we had a surplus in working capital of approximately $719,000 at May 31, 2008, we incurred a net loss of $439,500 and $1,943,900 for the three and nine months ended May 31, 2008, respectively, and an accumulated deficit during the exploration stage of $2,321,400 for the period from February 11, 2004 (inception) through May 31, 2008. Accordingly, we have not generated cash flow from operations and have primarily relied upon advances from stockholders, promissory notes and advances from unrelated parties, and equity financing to fund our operations.
          Due to our financial uncertainty, the report of our independent auditors as of and for the year ended August 31, 2007, included an explanatory paragraph regarding our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of our company to continue as a going concern.
          As of August 31, 2008, we had approximately $500,000 cash on hand. Thus we intend to draw upon the Standby Equity Distribution Agreement immediately after our registration statement which this prospectus is a part of is declared effective by the Securities and Exchange Commission.
Introduction
          The following discussion updates our plan of operation for the foreseeable future. The discussion also summarizes the results of our operations for the three and nine months ended May 31, 2008 and compares those results to the three and nine months ended May 31, 2007.
          We hold an exclusive right and option to acquire an 80% undivided right, title and interest in certain properties located in San Juan County, Colorado (the “San Juan Properties”). Please see “Business and Properties” for a description of the mining properties which encompass the San Juan Properties. The option is currently exercisable as follows:
(i)	an undivided 40% interest in the San Juan Properties will vest when we have incurred expenditures of not less than $6,000,000 on the San Juan Properties, provided that such expenditures must be incurred within five years from the date of the option agreement;

(ii)	an additional undivided 20% interest in the San Juan Properties will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 7.5 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, 10,000,000 shares of our common stock to the optionors; and

(iii)	an additional undivided 20% interest in the San Juan Properties (for an aggregate of 80%) will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 10 years from the date of the option agreement, and (b) we issue, subject to compliance with applicable securities laws, an additional 10,000,000 shares of our common stock to the optionors.
          We intend to continue to seek equity and/or debt funding to explore and evaluate the San Juan Properties. In November 2007, we sold 8,758,600 Units to 24 offshore subscribers and four U.S. subscribers at a price of $0.375 per unit ($0.75 per Unit before taking into effect our forward stock split of our authorized, issued and outstanding common stock as reported on our Current Report on Form 8-K filed with the SEC on November 2, 2007), for an aggregate subscription amount of approximately $3,284,500. Each Unit consisted of one share of common stock and one common stock purchase warrant, which warrant entitles the holder to purchase one additional share of our common stock at a price of $0.50 per share (or $1.00 pre-split), for a period of two years from the closing of the private placement.
Plan of Operation
          Our plan of operation for the remainder of fiscal 2008 is to continue our operations and mining exploration program on the San Juan Properties using funds drawn from the SEDA. Our option agreement to acquire an 80% interest in the San Juan Properties requires us to expend $13 million on the properties, and we currently believe that expenditure of that amount will ready the mine for production assuming that economically feasible reserves exist, although we cannot give any assurances that additional funds will not be necessary.
          In addition to our summer and fall 2008 drill core program, our planned exploration activities will include assay of the core samples from our drilling program, preparation of a N.I. 43-101 report. Our activities may also include data review, geologic mapping, resource modeling, geophysical surveys and modeling, re-logging of available drill core and rotary cuttings and rock chips and soil sampling programs. Geophysical surveys include gravity and IP surveys. All of these activities are designed to assist us in identifying additional targets for drilling and increasing our understanding of the San Juan Properties.
Liquidity and Capital Resources
          We were formed in early 2004 and have primarily had limited activity until our acquisition of the option to acquire interests in the San Juan Properties. Since we have received no revenue from the production of gold or other metals, we have relied on funds received in connection with our equity and debt offerings to finance our ongoing operations. We have experienced net losses since inception.
          We are dependent on additional financing to continue our exploration and integration efforts in the future and, if warranted, to develop and commence mining operations. Our capital requirements for the foreseeable future include continued exploration of the San Juan Properties, payments required to keep the option in good standing and our corporate overhead expenses. Based on our current estimates, we expect that we will have sufficient cash to continue our exploration program, pay option holding costs and pay necessary administrative expenses for the remainder of the fiscal year ending August 31, 2008. Beyond that time, we will require additional funding to continue operation. We are actively seeking additional equity and debt financing.
          On August 29, 2008, we entered into a Standby Equity Distribution Agreement with YA Global, which provides us the opportunity to access additional capital in the maximum amount of $5,000,000 in increments not to exceed $250,000 each. We will have access to these funds over a two-year period beginning on the date on which the SEC first declares effective the registration statement to which this Prospectus is made a part, registering the resale of our shares by the YA Global. We plan to access the SEDA soon after the SEC declares the registration statement effective. As we are an exploratory stage mining company and we do not anticipate earning any significant revenues for the foreseeable future, the SEDA will be our only source of funds unless we can secure other equity or debt financing.

          The SEDA provides us the opportunity during its term to sell shares of our common stock to YA Global for a total purchase price of up to $5,000,000. For each share of common stock purchased under the SEDA, YA Global will pay 95% of the lowest daily VWAP during the five (5) consecutive trading days after the Advance notice date. Each Advance may be for an amount not to exceed $250,000 and each Advance notice date must be no less than five (5) trading days after the prior Advance notice date.
          We have paid $17,500 to YA Global as a structuring and due diligence fee and, on August 31, 2008, we issued 1,436,108 shares to YA Global as a commitment fee under the SEDA. We are obligated to pay YA Global (i) an initial monthly monitoring fee of $10,000 in month following the date of this prospectus, (ii) an additional $2,000 per month thereafter for the remainder of the term of the SEDA, and (iii) a fee of $500 for each advance we take under the SEDA. We may terminate the SEDA upon fifteen (15) trading days of prior notice to YA Global, as long as there are no Advances outstanding and we have paid to YA Global all amount then due. A copy of the SEDA is attached as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 as filed with the SEC on October 9, 2008.
          Pursuant to a consulting agreement we entered into in May, 2008, we are obligated to pay our financial consultant a cash fee equal to 8% of the gross proceeds drawn on the SEDA and issue restricted shares of our Common Stock equal to 8% of the total number of shares issued under the SEDA (none of the shares of Common Stock issuable to our consultant are being registered hereunder).
          As of May 31, 2008, we had cash and cash equivalents of approximately $634,500, other current assets of $256,200 and current liabilities of $171,600. We used cash and cash equivalents of $1,453,400 in operating activities for the nine months ended May 31, 2008. Investing activities for the nine months ended May 31, 2008 consisted of the increase in a note receivable of $100,000 and the purchase of property, plant and equipment of $340,800. Financing activities for the nine months ended May 31, 2008 included net proceeds of $3,007,300 from the issuance of 8,758,600 common shares at a price of $0.375 per share from an equity private placement. Approximately $500,700 of the proceeds was used to repay promissory notes and advances during the nine months ended May 31, 2008.
          During the year ended August 31, 2007, our operations were funded by the following:
•	On November 1, 2006, we borrowed $5,000 from Renfrew Ventures, Inc. and issued an unsecured, non-interest bearing demand promissory note in connection with the debt. Payment demand was made and we repaid the entire debt in June 2007.

•	On January 5, 2007, we borrowed $10,000 from Gary Schellenberg, our former Chief Financial Officer and Vice President. In connection with the debt, we issued an unsecured, non-interest bearing demand promissory note. Payment demand was made and we repaid the entire debt in July 2007.

•	On May 15, 2007, we borrowed $100,000 from an unrelated third party pursuant to a Bridge Loan Agreement dated April 30, 2007. In connection with the debt, we issued a promissory note to the lender which required us to pay interest at 12% per annum, payable on a quarterly basis and all amounts owed under the note were due and payable on November 30, 2007. Using proceeds from the private placement completed in November 2007, we paid the note in its entirety, including approximately $6,200 in accrued interest.

•	From July and August 2007, we received approximately $400,000 of non-interest bearing advances from an unrelated third party. These advances were repaid from the proceeds of our private placement completed in November 2007.
          As of August 31, 2007, we had approximately $49,000 of current assets, $1.4 million of non-current assets (consisting primarily of our inactive Pride of the West Mill) $606,000 of current liabilities, and $1.15 million of non-current liabilities. As discussed above, we completed an equity private placement in November 2007 which raised approximately $3,284,500 in gross proceeds.

          In connection with the acquisition of the Pride of the West Mill, we paid $250,000 of the $900,000 purchase price in cash, with the remaining $650,000 paid by way of a promissory note to the seller with interest at 7.0% per annum. Interest on the note of $3,791.67 is payable monthly and the entire amount is due and payable on or before June 29, 2009, and is secured by Deed of Trusts and financing statements on the mill property and equipment. As noted above, we have currently estimated the entire reclamation costs on the mill property at $500,000. As part of our agreement with the seller, we have replaced the seller’s reclamation bond in the amount of $318,000 with the State of Colorado.
Results of Operations
          We are presently in the exploration stage of our business and have not earned any revenues to date, and we do not anticipate earning revenues until we acquire and develop mining properties with proven reserves. For most of fiscal year 2007, our operations were limited. In the last two fiscal quarters of 2007, we began negotiations for and completed (i) the acquisition of the Pride of the West Mill in Howardsville, Colorado and (ii) the option agreement with Todd C. Hennis and his company, San Juan Corp., with respect to the San Juan Properties and an employment agreement with Mr. Hennis.
          For the three months ended May 31, 2008, we incurred a net loss of approximately $439,500 compared to a net loss of approximately $21,200 for the three months ended May 31, 2007. The increase in our net loss in for the three months ended May 31, 2008 compared to same period in 2007 was primarily due to and expenses incurred for management costs, professional fees and stock-based compensation.
          General and administrative costs were $278,800 and $13,800 for the three months ended May 31, 2008 and 2007, respectively. The increase is partially due to having three full-time employees and an additional mid-quarter hire during the three months ended May 31, 2008 versus no employees during the same period in fiscal 2007. We have also incurred investor relations fees and travel costs while promoting the Company and furthering our business prospects.
          During the three months ended May 31, 2008, we incurred approximately $101,000 of legal and accounting fees compared to $5,100 of professional fees during the same period in fiscal 2007. The increase is primarily attributable to:
          (i) registering for sale with the Securities and Exchange Commission shares we sold in our November 2007 private placement, and shares issuable under our 2008 Stock incentive Plan; and
          (ii) preparation and filing of required current and periodic reports with the Securities and Exchange Commission.
          During February 2008, we approved a stock option plan and granted 1,850,000 options to employees, officers and directors of our company during February through April 2008, which resulted in the recognition of $38,400 of stock-based compensation for the three months ended May 31, 2008, while no such expense existed in fiscal year 2007.
          We also incurred interest expense of approximately $11,400 related to the mortgage on the Pride of the West Mill during the three months ended May 31, 2008, while no similar expenses were incurred for the same period in fiscal year 2007. We also incurred interest income of $5,100 during the three months ended May 31, 2008 due to the investing of the net proceeds from our private placement in November 2007.
          For the nine months ended May 31, 2008 and 2007, we incurred net losses of $1,943,900 and $52,800, respectively. As noted above, we implemented a stock option plan in February 2008, which accounted for $900,800 of the increased net loss for the nine months ended May 31, 2008. General and administrative costs were $471,700 and $13,900 for the nine months ended May 31, 2008 and 2007, respectively. The increase is due to the hiring of Mr. Hennis in June 2007, a chief financial officer and mining professionals during second and third quarters 2008, and the costs associated with increased business activities of the management of the properties, due diligence on potential acquisition targets and raising capital for the Company. Mineral property and exploration costs increased approximately $195,500 for the nine months ended May 31, 2008 from the comparable period in fiscal year 2007 due to drilling and geological assessments at the Gold King mine.

          Professional fees were $347,300 and $27,200 for the nine months ended May 31, 2008 and 2007, respectively. The increase for the nine months ended May 31, 2008 is due to the additional securities and environmental work performed in the 2008 fiscal year.
          We incurred interest expense of $36,800 for the nine months ended May 31, 2008 primarily due to the interest payments on the mortgage on the Pride of the West Mill, while no similar expenses were incurred for the same period in fiscal year 2007. We also earned interest income of $13,200 for the nine months ended May 31, 2008 versus nil for the comparable period due to the investing of the private placement monies raised in November 2007.
          For the year ended August 31, 2007, we incurred a net loss of approximately $300,000 compared to a net loss of approximately $36,000 for the year ended August 31, 2006. As discussed above, for all of fiscal year 2006 and most of fiscal year 2007, our operations were limited. The increase in our net loss in fiscal 2007 compared to fiscal 2006 was primarily due to expenses incurred in connection with negotiating our option for the San Juan Properties and purchase of the Pride of the West Mill in the final few months of fiscal 2007. In fiscal 2007, we incurred approximately $126,500 of legal and accounting fees compared to $13,500 of professional fees in fiscal 2006. Also in connection with our increased activities in late fiscal year end 2007, we incurred general and administrative expenses of approximately $63,000 compared to approximately $1,000 of similar expenses in fiscal 2006. Finally, we incurred approximately $94,000 of mineral property and exploration costs in fiscal 2007 compared to $12,600 of such costs in fiscal 2006.
Critical Accounting Policies
          We have identified the following critical accounting policies which were used in the preparation of our financial statements.
          Exploration and Development Costs: Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. When it has been determined that a mineral property can be economically developed as a result of established proven and probable reserves, the costs to develop such property will be capitalized. Costs of abandoned projects will be charged to operations upon abandonment.
          Long-lived Assets: The Company periodically evaluates the carrying value of property, plant and equipment costs, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”
          Property Retirement Obligation: SFAS 143, “Accounting for Asset Retirement Obligations,” requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Accretion expense is recorded in each subsequent period to recognize the changes in the liability resulting from the passage of time. Changes resulting from revisions to the original fair value of the liability are recognized as an increase or decrease in the carrying amount of the liability and the related asset retirement costs capitalized as part of the carrying amount of the related long-lived asset.
          Stock- Based Compensation: SFAS 123(R), “Share-Based Payment”, requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123(R) also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period). We utilize the Black-Scholes option-pricing model to determine fair value.

Recent Pronouncements
          In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements". The adoption of this statement is not expected to have a material effect on our financial statements.
          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements". The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. In November 2007, the FASB announced that it would defer the effective date of SFAS 157 for one year for all non-financial assets and liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.
          In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141 (R), Business Combinations (“SFAS 141 (R)”), which becomes effective for fiscal periods beginning after December 15, 2008 (September 1, 2009 for the Company). SFAS No. 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. The adoption of this statement is not expected to have a material effect on our financial statements.
          In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS 160”) which becomes effective for fiscal periods beginning after December 15, 2008 (September 1, 2009 for the Company). This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The statement also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest with disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The adoption of this statement is not expected to have a material effect on our financial statements.
MANAGEMENT
Identify Directors and Executive Officers
          The directors named below were elected for one-year terms. Officers hold their positions at the discretion of the Board of Directors absent any employment agreements, none of which currently exist or are contemplated.

          The names, addresses and ages of each of our directors and executive officers and the positions and offices held by them, which director positions are for a period of one year, are:

		First
		Became Officer
Name and Address	Age	and/or Director	Position(s)
Lee R. Rice	64	July 2008	Director and Interim CEO(1)
10920 W. Alameda Ave. Suite 207 Lakewood, CO 80226

C. Stephen Guyer	55	February 2008	Chief Financial Officer
10920 W. Alameda Ave. Suite 207 Lakewood, CO 80226

Eric O. Owens	51	July 2007	Director
100 Adelaide Street West Suite 405 Toronto, Ontario M5H 1S3

Beverly E. Rich	56	July 2007	Director
1553 Greene St. Silverton, CO 81433

Norman J. Singer	67	September 2008(2)	Director
885 S. Garfield St. Denver, CO 80209

(1)	Todd C. Hennis, our former Chief Executive Officer, resigned for personal reasons on September 9, 2008. Lee R. Rice, one of our Directors, was appointed Interim Chief Executive Officer on September 12, 2008.

(2)	Mr. Singer became a Director on September 29, 2008.
LEE R. RICE, Interim Chief Executive Officer and Director. Mr. Rice is an experienced geological engineer, having worked as a geologist and engineer in the natural resources industry since 1970. Since 1990, Mr. Rice has been employed by, and is currently Chief Engineer for, Data Technology Services, Inc. a Colorado-based, privately owned company that provides information technology services to various industries, including finance, oil & gas, geology, and chemistry. Prior to this, Mr. Rice held various geological, engineering and management positions with the U.S. Bureau of Mines and private industry. Mr. Rice holds a Bachelor of Science degree in Chemistry from Case-Western Reserve University and a Master of Science in Geology and Geological Engineering (with High Honors) from South Dakota School of Mines and Technology. Mr. Rice has been a Registered Professional Engineer in Colorado for more than 30 years and is a Registered Member of the Society of Mining, Metallurgy and Exploration. Mr. Rice is also a director of International Beryllium Corporation, a public company traded on the Toronto Venture Exchange with its headquarters in Vancouver, British Columbia.
C. STEPHEN GUYER, Chief Financial Officer and Director. Mr. Guyer is a senior financial executive, having served as Chief Financial Officer for both public and private firms. Prior to joining Colorado Goldfields, he was a founder and Chief Financial Officer of Antelope Technologies, Inc., a privately-held international high-technology manufacturing venture with offices in both the USA and Switzerland. Mr. Guyer has also served as Chief Financial Officer for TCOM Ventures, Staff Administrators and the Moore Companies. Mr. Guyer was Chief Credit Officer for Monaco Finance and a divisional vice-president for a subsidiary of British Petroleum, and the former United Cable Television Corporation (now a part of COMCAST). Mr. Guyer holds an MBA, Finance, and Master of Arts, University of Denver, both with honors, a BA, Metropolitan State College, Magna Cum Laude, and BS, McPherson College.

ERIC O. OWENS, Director. Dr. Owens is President, Treasurer and Director of Alexandria Minerals Corp. He has 23 years experience in the mineral exploration industry in North America, Mexico and Central America. Previously, he held positions with Newmont Mining, BHP Minerals, Phelps Dodge Corp. and Echo Bay Mines. Dr. Owens graduated from the University of Western Ontario in 1992 with a Ph.D. in geology and is a licensed Professional Geologist.
BEVERLY E. RICH, Director. Ms. Rich has been the Treasurer for San Juan County, Colorado since 1990. She also serves as the Democratic Party Chairperson for San Juan County, Colorado and is the Democratic Chairperson for the 6th Senatorial District in Colorado. She is also Chairperson for the San Juan County Historical Society, a board she has sat upon since 1980. She also serves on the board or is a member of the Red Mountain Task Force, San Juan Regional Planning Commission, Colorado County Treasurer’s Association, Colorado Public Trustee’s Association, National Historic Landmarks Stewards Association, Colorado Preservation, Inc., and the Silverton Chamber of Commerce. Ms. Rich graduated from Fort Lewis College in Durango, Colorado and is a Certified County Treasurer, certified by the Colorado County Treasurer’s Association and Colorado State University.
NORMAN J. SINGER, Director. Since 2006 Mr. Singer has been an independent investor in the oil and gas sector, having previously served as a senior consultant to a publicly traded oil company assisting the firm with their Turkish drilling program and assembling a U.S. based acreage position. From 1978 to 2004, Mr. Singer was with the Usaha Tegas Group of Companies, a $5 billion diversified multi-national enterprise. While with the Usaha Tegas Group, Mr. Singer opened two new energy related subsidiaries in Houston, Texas, and Tulsa, Oklahoma. He was later Chairman of the Group’s U.S. energy activities and its diversified acquisitions program. Mr. Singer was Senior Vice President, General Counsel and Director for Oceanic Exploration Company in Denver, Colorado. Additionally, he served as legal and economic advisor to the Ministry of Finance, Dar es Salaam, Tanzania and the U.S. State Department in Washington, D.C. Mr. Singer holds a BA in Economics from Colgate University, an MA in International Affairs and Economics from Tufts University in conjunction with Harvard University’s Fletcher School of Law and Diplomacy, and an LL.B. from Columbia University. Additionally, Mr. Singer has completed post graduate studies at the London School of Economics.
Significant Employees
          We have no significant employees other than our executive officers and Director of Operations. `
Summary Compensation Table
          The following table summarizes all compensation recorded by us in the most recent fiscal year ended August 31, 2007 for our principal executive officer and chief financial officer. No officer or employee was paid in excess of $100,000 during the most recent fiscal year. Such officers are referred to herein as our “Named Executive Officers.”

							Change in
						Non-	Pension and
						Equity	Nonqualified
Name						Incentive	Deferred	All other
and				Stock	Option	Plan	Compensation	Compen-
Principal		Salary	Bonus	Awards	Awards	Compen-	Earnings	sation	Total
Position	Year	($)	($)	($)	($)	sation	($)	($)	($)
Todd C.	2007	16,000	Nil	Nil	Nil	Nil	Nil	700	16,700
Hennis, President, CEO

Gary	2007	4,900	Nil	Nil	Nil	Nil	Nil	Nil	4,900
Schellenberg,	2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
VP	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Exploration	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

          Mr. Hennis resigned his positions with the Company on September 9, 2008. Mr. Schellenberg was employed with us on a part-time basis. Mr. Schellenberg resigned his positions with the Company for personal reasons on July 31, 2008. We did not compensate our directors for their services in 2007.
Executive Employment Agreement
          C. Stephen Guyer. We employed C. Stephen Guyer on February 14, 2008, as our Chief Financial Officer on a part-time basis pursuant to an employment agreement which compensated Mr. Guyer on an hourly basis. Since that time, our operations have expanded to the extent that Mr. Guyer is currently working on a full-time basis. In connection with Mr. Guyer’s increased workload, on July 31, 2008, we entered into a new employment agreement with Mr. Guyer. Under the new agreement which is for a term of 12 months, subject to renewal, we have agreed to the following: (i) the payment by our company to Mr. Guyer of a salary of $12,500 per month for the first six months, to be reviewed by our Board at that time; (ii) certain employee benefits, including group health insurance, pension and profit sharing and other such benefits that we may elect to provide our other employees from time to time; (iii) the grant of a stock option to purchase up to 500,000 shares of our common stock at an exercise price of $0.25 per share; (iv) an immediate award of 300,000 shares of common stock; and (v) an award of 100,000 shares of common stock if the Company is successful in completing a certain financing transaction.
          The executive employment agreement may be terminated, among other things: (i) by notice of termination from one party to the other; (ii) without renewal or extension as provided in the employment agreement; or (iii) upon the death of Mr. Guyer. Upon the termination of the executive employment agreement, Mr. Guyer will generally be entitled to separation pay equal to one month of pay for each year of service.
Equity Compensation Plans
          We did not have any equity compensation plans in effect as of the end of our most recent fiscal year ended August 31, 2007. However, on February 14, 2008, our Board of Directors unanimously approved our 2008 Stock Incentive Plan (the “2008 Plan”). The purpose of the Plan is to retain current, and attract new, employees, directors, consultants and advisors that have experience and ability, along with encouraging a sense of proprietorship and interest in the Company’s development and financial success. The Board of Directors believes that option grants and other forms of equity participation are an increasingly important means of retaining and compensating employees, directors, advisors and consultants. The 2008 Plan authorizes us to issue up to 9,600,000 shares of our common stock which represented slightly less then 10% of our outstanding shares at the time the plan was adopted. The plan allows us to grant tax-qualified incentive stock options, non-qualified stock options and restrictive stock awards to employees, directors and consultants of our company.
          In order to be able to grant qualified “incentive stock options” under the 2008 Plan in accordance with Section 422 of the Internal Revenue Code, as amended, we must obtain shareholder approval of the 2008 Plan within 12 months before or after the 2008 Plan was adopted. Accordingly, we intend to submit the 2008 Plan to a vote of our shareholders at our next annual meeting of shareholders. To the extent that the 2008 Plan is not approved by our shareholders at the annual meeting, the 2008 Plan will nonetheless continue in existence as a valid plan, but any stock options granted under the 2008 Plan will be non-qualified stock options for tax purposes.
          Unless terminated earlier by the Board, the 2008 Plan will expire on February 13, 2018. The following options have been granted and are outstanding under the 2008 Plan as of August 31, 2008 to the persons indicated in the table below.

			Exercise Price	Expiration	# Shares
Name and Position	No. of Options		Per Share	Date	Vested
Todd C. Hennis, CEO & Director	600,000	(1)	$0.25	February 13, 2018	600,000
Beverly Rich, Director	50,000		0.25	February 13, 2018	50,000
Eric O. Owens, Director	50,000		0.25	February 13, 2018	50,000
Lee R. Rice, Director	50,000		0.25	July 31, 2018	50,000
C. Stephen Guyer, CFO & Director	500,000		0.25	July 31, 2018	0 (2)

(1)	Mr. Hennis resigned his positions with the Company on September 9, 2008. Pursuant to the terms of the Plan, these options have expired unexercised.

(2)	125,000 shares vested on October 1, 2008. An additional 125,000 shares will vest on every three-month anniversary date thereafter.
          In addition, on August 1, 2008, our Board of Directors granted the following stock awards to the following persons:

Name and Position	No. of Shares	Vesting Provisions
Beverly E. Rich, Director	250,000	50,000 of the shares vest if the participant continues as a Director of the Company through December 31, 2008; the remaining 200,000 shares vest if the participant continues as a Director of the Company through February 28, 2010.

Eric O. Owens, Director	250,000	50,000 of the shares vest if the participant continues as a Director of the Company through December 31, 2008; the remaining 200,000 shares vest if the participant continues as a Director of the Company through February 28, 2010.

Lee R. Rice, Director	250,000	50,000 of the shares vest if the participant continues as a Director of the Company through December 31, 2008; the remaining 200,000 shares vest if the participant continues as a Director of the Company through February 28, 2010.

C. Stephen Guyer, CFO and Director	400,000	All shares are vested.

Consultants	4,875,000	4,815,000 shares are vested. 60,000 shares vest on July 31, 2009 if the consultant continuously provides services until such date; provided, however, that the shares shall immediately vest upon death.
          On September 12, 2008, our Board of Directors approved the 2008 Non-Qualified Consultants & Advisors Stock Compensation Plan. We are authorized to issue up to 50,000,000 shares of our Common Stock to consultants or advisors in connection with services rendered by such persons or entities. The plan is administered by our Compensation Committee of the Board of Directors, or if the we do not have a Compensation Committee, then a committee appointed by the Board which is to consist of one executive officer of the Company and at least one independent, non-employee member of the Board. If no committee is appointed, then the Board of Directors administers the plan. We currently do not have a Compensation Committee. Our Board has appointed C. Stephen Guyer, our Chief Financial Officer and Director, and Eric O. Owens, one of our independent Directors, to act as the committee to administer the plan. We have registered with the Securities and Exchange Commission the common shares issuable under the Plan. One of the primary purposes of the plan is to give our company the flexibility to pay for services with shares of our common stock rather than with cash during our exploratory stage.

Indemnification and Limitation on Liability of Directors
          Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Nevada, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.
          The Nevada Revised Statutes allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.
          At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.
          Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by law. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:
•	any breach of the duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•	violations of certain laws; or

•	any transaction from which the director derives an improper personal benefit.
          Liability under federal securities law is not limited by our Articles of Incorporation.
Certain Relationships and Related Transactions
          On January 5, 2007, we borrowed $10,000 from Gary Schellenberg, who was a director and our Chief Financial Officer and Vice President at the time. In connection with the debt, we issued an unsecured, non-interest bearing demand promissory note. Payment demand was made and we repaid the entire debt in July 2007.
          On June 17, 2007, and as amended on November 8, 2007, Todd C. Hennis, our former President and Chief Executive Officer, and San Juan Corp., which is wholly-owned by Mr. Hennis (collectively, the “Optionors”), entered into an Option Agreement whereby Mr. Hennis and San Juan granted us an exclusive option to acquire up to an undivided 80% mineral interest in and to certain mining properties and claims located in San Juan County, Colorado that they own (the “San Juan Properties”). Pursuant to the Option Agreement, we paid Mr. Hennis and San Juan Corp. a cash payment of $50,000 in August 2007. The option is currently exercisable as follows:
(i)	an undivided 40% interest in the San Juan Properties will vest when we have incurred expenditures of not less than $6,000,000 on the San Juan Properties, provided that such expenditures must be incurred within five years from the date of the Option Agreement;

(ii)	an additional undivided 20% interest in the San Juan Properties will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 7.5 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, 10,000,000 shares of our Common Stock to the Optionors; and

(iii)	an additional undivided 20% interest in the San Juan Properties (for an aggregate of 80%) will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 10 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, an additional 10,000,000 shares of our Common Stock, to the Optionors.
          In addition, in order to keep the option in good standing, we must make payments to the Optionors as follows:
(i)	cash payment of $100,000 within one year from the date of the Option Agreement (the Optionors have extended the payment date until December 15, 2008;

(ii)	cash payment of an additional $200,000 within two years from the date of the Option Agreement; and

(iii)	100 troy ounces of gold contained in gold dore, or the cash equivalent thereof, within three years of the date of the Option Agreement, and annually thereafter up to and including the 10th year from the date of the Option Agreement. The foregoing payments are, however, contingent upon: (i) our successful acquisition of the Pride of the West Mill located in Howardsville, Colorado, which acquisition occurred in June of this year; and (ii) the Pride of the West Mill actually being in operation during any part of the year in which payment is due. Currently, the mill is not operational.
          In connection with the Option Agreement, we also entered into a Surface Rights Agreement with Mr. Hennis and San Juan Corp. whereby we were granted a right-of-way to enter upon the San Juan Properties to perform mining exploration activities while the Option Agreement is in good standing. Under the Surface Rights Agreement, among other things, we are required to perform restoration and reclamation on the San Juan Properties, reimburse Mr. Hennis and San Juan Corp. for all property taxes on the San Juan Properties and indemnify them for losses they may incur due to our activities.
          On June 17, 2007, in connection with the Option Agreement, we entered into an Executive Employment Agreement with Mr. Hennis whereby Mr. Hennis became our President and CEO and a member of our Board of Directors. Further, on June 14, 2007, Mr. Hennis purchased 2,500,000 shares (39,500,00 shares post-splits) of our Common Stock from Gary Schellenberg, representing 44.8% of the outstanding Common Stock of the Company at the time of this related transaction. Mr. Hennis has since resigned his positions with the Company on September 9, 2008.
          During the years ended August 31, 2007 and 2006 we recognized a total of $4,500 and $6,000 respectively for donated services at $500 per month and $2,250 and $3,000 respectively for donated rent at $250 per month provided by Gary Schellenberg, our former CFO and director.
          During the year ended August 31, 2007, we incurred $6,377 in legal fees and mineral and exploration costs associated with services performed for or on behalf of affiliated companies owned by Mr. Hennis.
          Todd C. Hennis, our former President, Chief Executive Officer and Director, is the owner Salem Minerals Inc., Gladstone Corporation, and The Gladstone Institute, Inc., (collectively, the “Hennis Companies”) all of which are companies which hold interests in mining properties and related equipment or engage in activities related to the mining industry. Due to our need of additional part-time administrative, operational and maintenance personnel, our Board of Directors, with Mr. Hennis abstaining, has authorized us to use as necessary, on a per hour contract basis, employees of the Hennis Companies to perform administrative, operational, maintenance and other necessary duties on our behalf. In consideration of such services, we have agreed to reimburse the Hennis Companies for the actual hourly rate paid by the Hennis Companies to such employee plus reimbursement of workers’ compensation costs related to such employee. In addition, to cover the Hennis Companies’ other costs associated with such employees, we have agreed to pay an additional fee of 10% of the base amount paid for use of such employees.
          In September and October 2007, we hired Coast Mountain Geological, Ltd., to take a core sample collection, sample preparation, and analytical procedures at the Gold King Mine. Coast Mountain is a Vancouver, British Columbia, Canada-based mining exploration consultant. Gary Schellenberg is a part owner and principal of Coast Mountain. We paid Coast Mountain approximately $37,900 in connection with its consulting services. Mr. Schellenberg is no longer associated with the Company.
          Lee R. Rice, our Interim Chief Executive Officer and Director, is the owner of the building in which we rent our corporate offices. We pay rent of $7,800 under the rent terms.
          On September 19, 2008, we borrowed $70,000 from Lee R. Rice, our Interim Chief Executive Officer and Director and $10,000 from C. Stephen Guyer, our Chief Financial Officer and Director. In connection with the borrowings, we executed unsecured convertible promissory notes which are due on March 18, 2009 and carry an interest rate of 6.5% (or 18% if the note is in default.) The Notes also provide that we are to pay collection costs and attorney fees if the Notes are not paid when due. At their election and in lieu of cash payment of the principal and interest on the Notes, Mr. Guyer may convert his Note is into 192,308 restricted shares of our common stock and Mr. Rice may convert his Note into 1,346,154 restricted shares of our common stock.
Director Independence
          Our common stock is listed on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements. For purposes of determining director independence, we have applied the definition set forth in NASDAQ Rule 4200(a)(15). The following directors are considered “independent” as defined under Rule 4200(a)(15): Eric O. Owens, Beverly E. Rich and Norman J. Singer. Lee R. Rice and C. Stephen Guyer would not be considered “independent” under the NASDAQ rule due to the fact that he is an employee of our company.
Board Meetings
          During most of the fiscal year ended August 31, 2007, we had one director, Gary Schellenberg, due to the fact that our company had limited operations and our efforts centered towards searching for suitable mining properties. Thus, no formal Board meetings were held during the fiscal year ended August 31, 2007, and Board actions were taken by written consent. As of the date of this prospectus, the Board has held four meetings and taken numerous actions by written consent.
Audit, Compensation and Nominating Committees
          As noted above, our common stock is listed on the OTC Bulletin Board, which does not require companies to maintain audit, compensation or nominating committees. Until recently, we have had limited operations and were managed by a sole director who also acted as our sole employee. Considering the foregoing and the fact that we are an early stage exploration company, we do not maintain standing audit, compensation or nominating committees. The functions typically associated with these committees are performed by the entire Board of Directors which currently consists of four members, three of which are considered independent.
          Although there is no formal process in place regarding the consideration of any director candidates recommended by security holders, our Board of Directors will consider a director candidate proposed by a shareholder. A candidate must be highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board. A shareholder wishing to propose a candidate for the Board’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Colorado Goldfields Inc., Board of Directors, 10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226, Attn.: C. Stephen Guyer, CFO. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history for at least the past five years indicating employer’s names and description of the employer’s business, educational background and any other biographical information that would assist the Board in determining the qualifications of the individual. The Board will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the prior year’s annual meeting for nomination at that annual meeting. The Board will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.
          The Board evaluates nominees for directors recommended by shareholders in the same manner in which it evaluates other nominees for directors. Minimum qualifications include the factors discussed above.
Shareholder Communications
          We do not have a formal shareholder communications process. Shareholders are welcome to communicate with the Company by forwarding correspondence to Colorado Goldfields Inc., Board of Directors, 10920 West Alameda Avenue, Suite 207 Lakewood, Colorado 80226, Attn.: C. Stephen Guyer, CFO and Director.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of September 24, 2008, by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each current director and named executive officer of the Company and (iii) all executive officers and directors as a group. Except as indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. Except as indicated, the address of each of the persons named in the table is that of the Company’s principal executive offices. As of September 24, 2008, there were 1,185,000,000 shares of our common stock authorized and 111,367,208 shares outstanding.

		Amount and
		Nature of
		Beneficial		Percentage of
Title of Class	Name and Address of Beneficial Owner	Ownership		Common Stock
Common Stock	Todd C. Hennis 10920 W. Alameda Avenue, Suite 207 Lakewood, CO 80226	39,500,000	(1)	35.5%
Common Stock	C. Stephen Guyer 10920 W. Alameda Avenue, Suite 207 Lakewood, CO 80226	1,337,500	(2)	1.2%
Common Stock	Beverly E. Rich 1553 Greene Street Silverton, CO 81433	550,000	(3)	*
Common Stock	Eric O. Owens 100 Adelaide Street West, Suite 405 Toronto, ON M5H 1S3 CANADA	550,000	(3)	*
Common Stock	Lee R. Rice 10920 W. Alameda Avenue, Suite 207 Lakewood, CO 80226	550,000	(3)
Common Stock	All officers and directors (5 persons)	2,987,500		2.7%

*	Less than 1%.

(1)	All shares are owned directly..

(2)	All shares are owned directly. Includes options to purchase 125,000 shares of common stock at $0.25 per shares which will be exercisable within 60 days of the date of this prospectus. 500,000 of the shares are subject to forfeiture provisions which lapse if the recipient continues as a Director of the Company through August 31, 2009.

(3)	All shares are owned directly. Includes options to purchase 50,000 shares of common stock at $0.25 per shares which are currently exercisable. The remaining 500,000 shares are subject to forfeiture provisions (forfeiture provisions lapse as to 50,000 shares if the recipient continues as a Director of the Company through December 31, 2008, lapse as to 250,000 shares if the recipient continues as a Director of the Company through August 31, 2009, and lapse as to the remaining 200,000 shares if the recipient continues as a Director of the Company through February 28, 2010.)

Changes in Control
          In a filing with the SEC, Todd C. Hennis, our former President and Chief Executive Officer, reported that he had purchased 39,500,000 shares of our common stock in a private transaction on June 17, 2007. As a result of this transaction, Mr. Hennis owns approximately 35.5% of our outstanding common stock as of September 24, 2008.
          We know of no other arrangement or events, the happening of which may result in a change of control.
DESCRIPTION OF CAPITAL STOCK
          Our authorized capital consists of 1,185,000,000 shares of common stock, $0.001par value per share. As of September 24, 2008, we had 111,367,208 shares of common stock issued and outstanding.
          The following discussion summarizes the rights and privileges of our capital stock. This summary is not complete, and you should refer to our Articles of Incorporation, as amended, which have been filed or incorporated as an exhibit to the registration statement of which this prospectus forms a part, as well as to the Nevada Corporation Code, for a more complete description covering the rights and liabilities of shareholders.
Common Stock
          The holders of our common stock are entitled to one non-cumulative vote for each share held of record on all matters on which stockholders may vote at all meetings of our stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive, subscription, or conversion rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock issuable upon exercise of Warrants offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.
          Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, pursuant to the laws of the State of Nevada, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.
          The holders of our common stock have equal ratable rights to dividends, as and when declared by our Board of Directors from legally available funds. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business.
          Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share ratably in all our assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.
Warrants
          In November 2007, we sold 8,758,600 Units in a private placement of securities. Each Unit consisted of one share of common stock and one common stock purchase warrant, which warrant entitles the holder to purchase one additional share of our common stock at a price of $0.50 per share. The terms of the Warrants are described below.

          A Warrantholder will not be deemed a shareholder of our underlying common stock until the Warrant is exercised, and as such will not have any voting rights or other such rights until the Warrants are exercised and the underlying common stock has been issued. As of August 31, 2008, we had 8,758,600 Warrants outstanding. Each Warrant is exercisable until November 14, 2009 for one share of our common stock at an exercise price of $0.50 per share.
          Warrantholders may exercise their Warrants only if the common stock underlying their Warrants are covered by an effective registration statement or an exemption from registration is available under the Securities Act; provided that the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the Warrantholder resides. We have registered with the Securities and Exchange Commission the shares of common stock issuable upon exercise of the Warrants.
          The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment in accordance with the terms of the Certificate upon a subdivision or split of our common stock into a greater or lesser number of shares.
          In addition, if we perform a capital reorganization or reclassification, or in the case of a consolidation, merger or amalgamation with or into any other company, then the exercise price of the Warrants, and the number of shares issuable upon exercise, shall be adjusted so as to preserve as nearly as possible the rights represented by the Warrants as they presently exist.
Nevada Laws
          The Nevada Corporation Code contains a provision governing Acquisition of Controlling Interest. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires control shares whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:
(a)	20 to 33 1/3%,

(b)	33 1/3 to 50%, or

(c)	more than 50%.
          A control share acquisition is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.
          The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An “Issuing Corporation” is a Nevada corporation, which;
(a)	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

(b)	does business in Nevada directly or through an affiliated corporation.
At this time, we do not have 100 stockholders of record resident of Nevada nor do we do business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

          The Nevada Combination with Interested Stockholders Statute may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an interested stockholder and a resident domestic Nevada corporation from entering into a combination, unless certain conditions are met. The statute defines combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder having:
(a)	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

(b)	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

(c)	representing 10 percent or more of the earning power or net income of the corporation.
          An interested stockholder means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a combination within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:
(a)	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

(b)	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

(c)	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.
Transfer Agent
          Corporate Stock Transfer is the transfer agent for our common stock. Their address is at 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209, and their telephone number is (303) 282-4800.
DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
          Our directors and officer are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “1933 Act”) may be permitted to director, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.
ORGANIZATION WITHIN LAST FIVE YEARS
          We were organized under the laws of the State of Nevada on February 11, 2004 under the name Garpa Resources Inc. At that time, we appointed Gary Schellenberg as our sole director, Chief Executive Officer and

Chief Financial Officer. In connection with our organization, we issued 2,500,000 shares of common stock (39,500,000 shares post stock splits) at a price of $0.001 per share for cash proceeds of $2,500 to Mr. Schellenberg. On June 18, 2007, we changed our name to Colorado Goldfields Inc. Mr. Schellenberg is no longer associated with the Company.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement on Form S-1 to register the shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.
          We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended and, accordingly, file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, these reports and other information at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov.
LEGAL MATTERS
          We have been advised on the legality of the shares of our common stock included in this prospectus by Jackson Kelly PLLC, of Denver, Colorado.
EXPERTS
          Our audited financial statements as of August 31, 2007 and for the year ended August 31, 2007, and for the period from February 11, 2004 (inception) through August 31, 2007 included in this prospectus have been included in reliance on the report of GHP Horwath, P.C., our independent registered public accounting firm, for the periods and to the extent set forth in their report (which describes an uncertainty related to our ability to continue as a going concern) appearing elsewhere herein. Our financial statements as of August 31, 2006 and for the year ended August 31, 2006, included in this prospectus have been audited by Manning Elliott LLP, Chartered Accountants, our former independent registered public accounting firm. These financial statements have been included on the authority of such firms given their authority as experts in auditing and accounting.
          Information of an historical, economic or technical nature in respect of the Gold King Mines property is included in this prospectus based upon the Evaluation Report prepared by E. D. Black, Professional Engineer.

COLORADO GOLDFIELDS INC.
INDEX TO THE FINANCIAL STATEMENTS

Index to Financial Statements — May 31, 2008 and 2007
Balance Sheets — May 31, 2008 (Unaudited) and August 31, 2007	F-2
Statements of Operations (Unaudited) For the Three and Nine Months Ended May 31, 2008, May 31, 2007, and For the Period from February 11, 2004 (inception) through May 31, 2008	F-3
Statements of Cash Flows (Unaudited) For the Nine Months Ended May 31, 2008, May 31, 2007, and For the Period from February 11, 2004 (inception) through May 31, 2008	F-4
Statements of Stockholders’ Equity (unaudited) For the Period February 11, 2004 (inception) through May 31, 2008	F-6
Notes to Unaudited Financial Statements — May 31, 2008	F-7

Index to Financial Statements — August 31, 2007 and 2006
Report of Independent Registered Public Accounting Firm — GHP Horwath, P.C.	F-14
Report of Independent Registered Public Accounting Firm — Manning Elliott LLP	F-15
Balance Sheet for August 31, 2007 and August 31, 2006	F-16
Statements of Operations for Years Ended August 31, 2007 and August 31, 2006 and accumulated from February 11, 2004 to August 31, 2007	F-17
Statements of Stockholder’s Equity from February 11, 2004 to August 31, 2007	F-18
Statements of Cash Flows for Years Ended August 31, 2007 and August 31, 2006 and accumulated from February 11, 2004 to August 31, 2007	F-19
Notes to Financial Statements — August 31, 2007	F-20

Colorado Goldfields Inc.
(Formerly Garpa Resources Inc.)
(An Exploration Stage Company)
Balance Sheets — May 31, 2008 (Unaudited) and August 31, 2007

	May 31,	August 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$634,493	$22,046
Restricted cash (Note 3)	—	19,965
Note receivable (Note 4)	100,000	—
Prepaid expenses and other (Note 4)	156,189	6,739

Total Current Assets	890,682	48,750

Non-Current Assets
Property, plant and equipment (Note 5)	1,758,846	1,400,677
Reclamation bond (Note 5)	318,154	—
Other	26,103	14,120

Total Non-Current Assets	2,103,103	1,414,797

Total Assets	$2,993,785	$1,463,547

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable (Note 9)	$112,885	$76,446
Accrued liabilities	58,751	28,426
Advances payable (Note 6)	—	400,733
Note payable (Note 6)	—	100,000

Total Current Liabilities	171,636	605,605

Non-Current Liabilities
Long-term debt (Note 5)	650,000	650,000
Asset retirement obligation (Note 5)	500,000	500,000

Total Non-Current Liabilities	1,150,000	1,150,000

Total Liabilities	1,321,636	1,755,605

Contingencies and Commitments (Notes 7, 9 and 10)

Stockholders’ Equity (Deficit)
Common stock, 1,185,000,000 shares authorized, $0.001 par value; 96,843,600 shares issued and outstanding	56,250	56,250
Additional paid in capital	3,908,090	—
Donated capital	29,250	29,250
Deficit accumulated during the exploration stage	(2,321,441)	(377,558)

Total Stockholders’ Equity (Deficit)	1,672,149	(292,058)

Total Liabilities and Stockholders’ Equity	$2,993,785	$1,463,547

          The Accompanying Notes are an Integral Part of These Financial Statements

Colorado Goldfields Inc.
(Formerly Garpa Resources Inc.)
(An Exploration Stage Company)
Statements of Operations (Unaudited) For the Three and Nine Months Ended May 31, 2008,
May 31, 2007, and For the Period from February 11, 2004 (inception) through May 31, 2008

					Accumulated
	For the Three	For the Three	For the Nine	For the Nine	from February 11,
	Months	Months	Months	Months	2004 (Date of
	Ended	Ended	Ended	Ended	Inception) to
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007	May 31, 2008
Revenue	$—	$—	$—	$—	$—

Operating expenses

Donated rent (Note 9)	—	750	—	2,250	9,750
Donated services (Note 9)	—	1,500	—	4,500	19,500
General and administrative	278,846	13,757	471,716	13,934	536,164
Stock-based compensation (Note 8)	38,410	—	900,747	—	900,747
Mineral property and exploration costs	14,892	—	200,470	4,943	329,422
Professional fees	101,001	5,151	347,348	27,171	492,170

Total operating expenses	(433,149)	(21,158)	(1,920,281)	(52,798)	(2,287,753)

Other income (expense)
Interest income	5,063	—	13,239	—	14,287
Interest expense	(11,375)	—	(36,841)	—	(47,975)

Total other expense	(6,312)	—	(23,602)	—	(33,688)

Net Loss	$(439,461)	$(21,158)	$(1,943,883)	$(52,798)	$(2,321,441)

Net Loss Per Share — Basic and Diluted	$(0.01)	*	$(0.02)	*

Weighted Average Shares Outstanding	96,843,600	88,085,000	94,254,379	88,085,000

*	Amount is less than $(0.01) per share
     The Accompanying Notes are an Integral Part of These Financial Statements

Colorado Goldfields Inc.
(Formerly Garpa Resources Inc.)
(An Exploration Stage Company)
Statements of Cash Flows (Unaudited) For the Nine Months Ended May 31, 2008, May 31, 2007, and For
the Period from February 11, 2004 (inception) through May 31, 2008

	For the Nine	For the Nine	Accumulated from
	Months	Months	February 11, 2004
	Ended	Ended	(Date of Inception) to
	May 31, 2008	May 31, 2007	May 31, 2008
Cash Flows Used in Operating Activities:

Net loss	$(1,943,883)	$(52,798)	$(2,321,441)

Adjustments to reconcile net loss to cash used in operating activities:
Donated services and rent	—	6,750	29,250
Depreciation	87	—	87
Stock-based compensation (Note 8)	900,747	—	900,747
Change in operating assets and liabilities:
Decrease in restricted cash	19,965	—	—
Increase in prepaid expenses and other	(149,450)	(19,965)	(156,189)
Increase in accounts payable	18,956	3,453	95,402
Increase in accrued liabilities	30,325	—	58,751
Increase in reclamation bond	(318,154)	—	(318,154)
Increase in other assets	(11,983)	—	(26,103)

Net cash used in operating activities	(1,453,390)	(62,560)	(1,737,650)

Cash Flows from Investing Activities:
Increase in note receivable	(100,000)	—	(100,000)
Acquisition of property, plant and equipment	(340,773)	—	(591,450)

Net cash used in investing activities	(440,773)	—	(691,450)

Cash Flows From Financing Activities:
Advances received	—	—	405,733
Repayment of advances (Note 6)	(400,733)	—	(405,733)
Advances from related party	—	10,000	10,052
Repayment of advances from related party	—	—	(10,052)
Proceeds from note payable	—	105,000	100,000
Repayment of note payable (Note 6)	(100,000)	—	(100,000)

Net proceeds from issuance of common stock	3,007,343	—	3,063,593

Net cash provided by financing activities	2,506,610	115,000	3,063,593

Increase in cash and cash equivalents	612,447	52,440	634,493

Cash and cash equivalents — Beginning of Period	22,046	9,284	—

     The Accompanying Notes are an Integral Part of These Financial Statements

	For the Nine	For the Nine	Accumulated from
	Months	Months	February 11, 2004
	Ended	Ended	(Date of Inception) to
	May 31, 2008	May 31, 2007	May 31, 2008
Cash and cash equivalents — End of Period	$634,493	$61,724	$634,493

Supplemental Disclosures:
Interest paid	$36,841	$—	$4,424

Non-cash investing and financing activities:
Purchase of property, plant and equipment included in accounts payable	$17,483	$—	$17,483

Acquisition of land and building:
Cash paid	$—	$—	$250,677
Mortgage note given to seller	—	—	650,000
Asset retirement obligation assumed	—	—	500,000

Assets acquired	$—	$—	$1,400,677

     The Accompanying Notes are an Integral Part of These Financial Statements

Colorado Goldfields Inc.
(Formerly Garpa Resources Inc.)
(An Exploration Stage Company)
Statements of Stockholders’ Equity (Unaudited) For the Period February 11, 2004 (inception)
through May 31, 2008

					Deficit
					Accumulated	Total
			Additional		During the	Stockholders’
	Common Stock		Paid in	Donated	Exploration	Equity
Number of Shares	Shares	Amount	Capital	Capital	Stage	(Deficit)
Balances — February 11, 2004 (Date of inception)	—	$—	$—	$—	$—	$—
Issuance of common stock for cash	39,500,000	2,500	—	—	—	2,500
Donated services and rent	—	—	—	4,500	—	4,500
Net loss	—	—	—	—	(5,898)	(5,898)

Balances — August 31, 2004	39,500,000	2,500	—	4,500	(5,898)	1,102
Issuance of common stock for cash	48,585,000	53,750	—	—	—	53,750
Donated services and rent	—	—	—	9,000	—	9,000
Net loss	—	—	—	—	(35,319)	(35,319)

Balances — August 31, 2005	88,085,000	56,250	—	13,500	(41,217)	28,533
Donated services and rent	—	—	—	9,000	—	9,000
Net loss	—	—	—	—	(36,148)	(36,148)

Balances — August 31, 2006	88,085,000	56,250	—	22,500	(77,365)	1,385
Donated services and rent	—	—	—	6,750	—	6,750
Net loss	—	—	—	—	(300,193)	(300,193)

Balances — August 31, 2007	88,085,000	56,250	—	29,250	(377,558)	(292,058)

Issuance of common stock for cash (net of offering costs of $277,132) (Note 8)	8,758,600	—	3,007,343	—	—	3,007,343
Stock-based compensation (Note 8)	—	—	900,747	—	—	900,747
Net loss	—	—	—	—	(1,943,883)	(1,943,883)

Balances — May 31, 2008	96,843,600	$56,250	$3,908,090	$29,250	$(2,321,441)	$1,672,149

     The Accompanying Notes are an Integral Part of These Financial Statements

Colorado Goldfields Inc.
Formerly Garpa Resources, Inc.
(An Exploration Stage Company)
Notes to the Unaudited Financial Statements
May 31, 2008
1.	Organization, Nature of Business, Going Concern and Management’s Plans

Organization and Nature of Business:

The Company was incorporated in the State of Nevada on February 11, 2004, under the name of Garpa Resources, Inc. On June 18, 2007, the Company changed its name to Colorado Goldfields Inc. (the “Company”). The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting for Development Stage Enterprises.” The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether the properties it intends to acquire contain mineral reserves that are economically recoverable.

Going Concern and Management’s Plans:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception in February 2004, the Company has not generated revenue and has incurred net losses. The Company has a working capital surplus of $719,046 at May 31, 2008, incurred a net loss of $439,461 and $1,943,883 for the three and nine months ended May 31, 2008, respectively, and a deficit accumulated during the exploration stage of $2,321,441 for the period from February 11, 2004 (inception) through May 31, 2008. Accordingly, it has not generated cash flow from operations and has primarily relied upon advances from stockholders, promissory notes and advances from unrelated parties, and equity financing to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

As discussed in Note 8, the Company received gross proceeds of $3,284,475 from equity financings that management believes will enable the Company to commence mining exploration activities on its optional properties in San Juan County, Colorado, and fund its operations through the fiscal year ended August 31, 2008.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts or classification of liabilities that may result form the possible inability of the Company to continue as a going concern.

2.	Summary of Significant Account Policies
a)	Basis of Presentation

The accompanying interim financial statements have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of only normal recurring entries) that, in the opinion of management, are necessary to present fairly the financial position at May 31, 2008 and the results of operations and cash flows of the Company for the three and nine months ended May 31, 2008 and 2007, respectively. Operating results for the three and nine months ended May 31, 2008 are not necessarily indicative of the results that may be expected for the year ending August 31, 2008.

These unaudited financial statements should be read in conjunction with the Company’s audited financial statements and footnotes thereto included in its Annual Report on Form 10-KSB, and amended 10-KSB/A for the year ended August 31, 2007.

b)	Income Taxes

The Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty In Income Taxes, an Interpretation of FASB Statements No. 109,” on September 1, 2007. There were no unrecognized tax benefits and accordingly, there was no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Colorado. Management does not believe there will be any material changes in the Company’s unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter.

c)	Share-Based Payment

SFAS 123(R), “Share-Based Payment,” requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123(R) also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period). The Company utilizes the Black-Scholes option-pricing model to determine fair value (See Note 8).
3.	Restricted Cash

During the year ended August 31, 2007, the Company prepaid $19,965 of outstanding fees and disbursements with respect to the promissory note as disclosed in Note 6. This amount, which was held in escrow by the Company’s legal representative, was ultimately used to repay the aforementioned promissory note in November 2007.

4.	Note Receivable

The Company signed a letter of intent in March 2008 to acquire 75% of the capital stock of Besmer, S.A. de C.V. (“Besmer”). Besmer currently operates the El Barreno, Remedios, and La Zacatecana silver mines in the states of Zacatecas and Durango, Mexico, and also operates the Bocas Hacienda flotation mill near Suchil, Mexico.

The letter of intent called for a 60-day due diligence period, and the letter of intent was to terminate if definitive agreements were not reached by May 25, 2008. On April 30, 2008, the Company entered into an addendum to the letter of intent, which extended the due diligence period to May 30, 2008, and extended the date by which definitive agreements needed to be reached to June 7, 2008.

As of May 30, 2008, the results of the due diligence were unsatisfactory, and the letter of intent has expired without the Company entering into a definitive agreement with Besmer.

The Company has paid a $50,000 deposit in connection with the letter of intent, which has been recorded in prepaid expenses and other as of May 31, 2008. This deposit is deemed to be refundable to the Company under the letter of intent, due to material discrepancies discovered during the due diligence phase. The Company also loaned Besmer $100,000 on May 6, 2008, and Besmer executed a promissory note in connection with the loan. The promissory note was repaid on July 5, 2008.

5.	Property, Plant and Equipment

On June 29, 2007, the Company acquired the Pride of the West Mill (the “Mill”) located in Howardsville, Colorado for consideration of $900,677 plus the assumption of an estimated asset retirement obligation of $500,000 for a total cost of $1,400,677. The Company paid the seller cash of $250,677 and the remaining $650,000 was paid through a mortgage with the seller, which is secured by the property, bearing interest at 7% per year, with interest only payable monthly for two years, with all unpaid principal due June 29, 2009. Interest expense related to the Mill note for the three and nine months ended May 31, 2008 was $11,375 and $34,125, respectively.

In connection with the acquisition of the Mill, the Company was obligated to replace a bond that the seller had on deposit with the Colorado Division of Reclamation, Mining, and Safety. In December 2007, the Company purchased a bond totaling $318,154.

Property, plant and equipment consist of the following as of May 31, 2008:

Computer equipment	$782
Mine and drilling equipment	116,378
Mobile mining equipment	136,384
Land and mill	1,505,389

1,758,933
Less accumulated depreciation	(87)

$1,758,846

A significant portion of the Company’s property, plant and equipment has not yet been placed in service.

6.	Notes and Advances Payable

On May 15, 2007, the Company issued a promissory note to an unrelated third party in exchange for cash proceeds of $100,000. Under the terms of the promissory note, interest was accrued at 12% per annum. The promissory note, including all principal and interest totaling $106,267 was repaid in November 2007. In addition, through August 2007, the Company received a total of $400,733 in unsecured non-interest bearing advances from an unrelated third party. These advances were also repaid in November 2007. The note and advances payable were repaid from the proceeds of the private placement described in Note 8.

7.	Mineral properties interests
a)	On June 17, 2007, the Company entered into an option agreement, amended November 8, 2007, among the Company as optionee, and San Juan Corp., a company controlled by Mr. Todd C. Hennis (“Hennis”) as optionors, whereby the Company was granted the exclusive right and option to acquire an 80% undivided right, title and interest in certain properties located in San Juan County, Colorado, which option is to be exercised by the Company in stages as follows:
(i)	an undivided 40% interest in the properties is to vest upon the Company incurring expenditures of not less than $5,000,000 on the properties within five years from the date of the option agreement;

(ii)	an additional undivided 20% interest in the properties is to vest upon: (a) the Company incurring additional expenditures of not less than $3,500,000 on the properties within 7.5 years from the date of the option agreement, and (b) the issuance by the Company, subject to compliance with applicable securities laws, of 10,000,000 shares (adjusted for stock splits) of the Company’s common stock; and

(iii)	an additional undivided 20% interest in the properties is to vest upon: (a) the Company incurring additional expenditures of not less than $3,500,000 on the properties within 10 years from the date of the option agreement, and (b) the issuance by the Company, subject to compliance with applicable securities laws, of 10,000,000 shares (adjusted for stock splits) of the Company’s common stock.
In addition, in order to keep the option in good standing, the Company must make payments to the optionors as follows:
(i)	cash payment of $50,000 within 30 days from the date of the option agreement (which was paid by the Company in August 2007 and recorded as expense);

(ii)	cash payment of $100,000 within one year from the date of the option agreement, which was extended until August 6, 2008, by mutual agreement between the optionors and the Company;

(iii)	cash payment of $200,000 within two years from the date of the option agreement; and

(iv)	100 troy ounces of gold contained in gold ore, or the cash equivalent thereof, within three years of the date of the option agreement, and annually thereafter up to and including the 10 th year from the date of the option agreement, which payments shall only be made if the Company successfully operates the Mill during any part of the year in which payment is due.

(v)	Pursuant to the option agreement, the Company: (i) has been appointed as the initial operator on the properties, with certain rights and obligations as described in the option agreement; and (ii) has executed and entered into an employment agreement with Hennis, as described in Note 9(b).
The option agreement: (i) will terminate in the event the Company fails to make any of the payments required to maintain the option in good standing; and (ii) notwithstanding anything else in the option agreement, may be terminated by the Company within 18 months from date of the option agreement by providing 10 days’ written notice to the optionors.

In connection with the option agreement, the Company also entered into a surface rights agreement with the optionors whereby the Company was granted a right-of-way to enter upon the San Juan Properties to perform mining exploration activities while the option agreement is in good standing. Under the surface rights agreement, the Company is required to:
(i)	prepare and present to the optionors a development plan which details the scope and timing of exploration and mining activities on the San Juan Properties;

(ii)	maintain the roads and power line right-of-ways;

(iii)	construct safety fences and maintain surface facilities on the San Juan Properties;

(iv)	maintain automobile insurance in connection with the Company’s vehicles traveling over the San Juan Properties;

(v)	perform restoration and reclamation on the San Juan Properties upon termination of the Company’s operations on the land, including returning the land to “Range Land” post-mining use standard as that term is used in the Colorado Mined Land Reclamation Act;

(vi)	protect existing water resources, including mitigating or eliminating the impact of the Company’s activities on domestic or stock water wells in the vicinity of the San Juan Properties;

(vii)	properly store and remove hazardous materials; and

(viii)	indemnify the optionors for losses and liabilities they may incur due to the Company’s activities on the San Juan Properties.
The Company is also required to pay or reimburse the optionors for all annual property taxes on the San Juan Properties and for any additional taxes, which may be assessed on the San Juan Properties by reason of improvements that we place on the San Juan Properties. The surface rights agreement terminates upon the earlier of (i) termination of the mineral rights on the San Juan Properties; (ii) complete reclamation and restoration of the San Juan Properties; (iii) termination of the option agreement prior to our exercising the option; (iv) failure to pay the property or other taxes on the San Juan Properties; or (v) June 17, 2032.

b)	The Company finalized an option agreement on December 19, 2007, with an unrelated party, whereby the Company paid $10,000 for the rights to acquire a 3% net smelter royalty and a 2.5% net profit interest on the Gold King Mine, and a 2% net smelter royalty and 2.5% net profit interest on the Mayflower Mine for a one time payment of $250,000. The option expires on November 21, 2008.
8.	Stockholder’s Equity

Common shares

On June 18, 2007, the Company effected a 7.9 for 1 forward stock split of the authorized, issued and outstanding stock. As a result, the authorized share capital increased from 75,000,000 shares of common stock with a par value of $0.001 to 592,500,000 shares of common stock with a par value of $0.001. The issued and outstanding common shares increased from 5,575,000 shares to 44,042,500 shares. On October 29, 2007, the Company split its stock on a 2 for 1 basis. As a result, the Company’s authorized capital increased from 592,500,000 shares of common stock with a par value of $0.001 per share to 1,185,000,000 shares of common stock with a par value of $0.001 per share. All share amounts have been retroactively adjusted for all periods presented.

On November 20, 2007, the Company issued a total of 8,758,600 post-split common shares at a price of $0.375 per post-split common share under a private placement for gross proceeds of $3,284,475 (net proceeds of $3,007,343). Each common share was issued with one non-transferable share purchase warrant. Each warrant entitles the holder thereof to purchase an additional common share at a price of $0.50 per post-split share until the close of business on November 14, 2009.

The Company filed a registration statement to register the shares sold in the private placement, which became effective May 15, 2008.

Stock options

In February 2008, the Company approved the 2008 Stock Incentive Plan (“2008 Plan”) which provides incentive stock and non-statutory options to be granted to select employees, directors and consultants of the Company. The 2008 Plan provides that awards may be granted for up to 9,600,000 shares of the Company’s common shares. Terms of exercise, vesting and expirations of options granted under the 2008 Plan may be established at the discretion of the Board of Directors, but no option may be exercisable for more than ten years. The exercise price of an incentive stock option may not be less than 100% of the fair market value of a share on a date of grant. For a non-statutory stock option, it may not be less than 85%.

The Company recorded compensation expense related to stock options of $38,410 and $900,747 for the three and nine month periods ended May 31, 2008, respectively. As of May 31, 2008, the Company had $114,530 of unrecognized compensation cost related to stock options, which is expected to be realized over a period of 2.5 years. During the three and nine months ended May 31, 2008, the Company granted 250,000 and 1,850,000 options, respectively, to purchase the Company’s common stock. During the three and nine months ended May 31, 2008, 333,334 options were cancelled. The fair value of the options granted during the three and nine months ended May 31, 2008 was estimated on grant date using the Black-Scholes option-pricing model with the following assumptions:

Volatility	185%
Dividend yield	0%
Risk-free interest rate	2.76% to 3.41%
Expected life (years)	5 to 6.5
The expected volatility was based on the historical price volatility of the Company’s common stock. The dividend yield represents the Company’s anticipated cash dividend on common stock over the expected life of the stock options. The U.S. Treasury bill rate for the expected life of the stock options was utilized to determine the risk-free interest rate. The expected term of stock options represents the period of time the stock options granted are expected to be outstanding. The Company does not have historical exercise trends to analyze. Therefore, the expected term used by management was calculated in accordance with the Staff Accounting Bulletin 107 “Share-Based Payment” (“SAB 107”) for “plain-vanilla” options.

A summary of option activity under the 2008 Plan for the nine months ended May 31, 2008 is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
Outstanding at September 1, 2007	—	$—
Granted	1,850,000	0.70
Exercised	—	—
Cancelled	(333,334)	0.74

Outstanding at May 31, 2008	1,516,666	$0.69	9.7	$—

Exercisable at May 31, 2008	1,308,332	$0.70	9.7	$—

The weighted-average grant-date fair value of options granted during the three and nine months ended May 31, 2008 was $0.59 and $0.68, respectively.
The following table presents information relating to nonvested stock options as of May 31, 2008:

		Weighted Average
		Grant-Date Fair
	Shares	Value
Nonvested at September 1, 2007	—	$—
Granted	1,850,000	0.68
Vested	(1,308,332)	(0.68)
Cancelled	(333,334)	(0.77)

Nonvested at May 31, 2008	208,334	$0.59

9.	Related Party Transactions
a)	During the three and nine months ended May 31, 2007, the Company recognized $1,500 and $4,500, respectively, for donated services and $750 and $2,250, respectively, for donated rent provided by an officer and director of the Company. In addition, the Company recognized $0 and $38,956 for the three and nine months ended May 31, 2008, respectively for mineral property and exploration costs that were incurred by a company partially owned by an officer and director of the Company.

b)	On June 17, 2007, the Company entered into an executive employment agreement with Hennis, whereby the Company agreed to employ Hennis as Chief Executive Officer and President for the term of 18 months ending December 17, 2008, in consideration for: (1) monthly salary of $8,000 per month for the first six months, to be increased to not less than $8,500 per month thereafter; (2) monthly automobile allowance of $350 per month, plus reimbursement for mileage at the IRS standard rate; (3) certain employee benefits, including group health insurance, pension and profit sharing and other benefits elected. Pursuant to the terms of the executive employment agreement, effective January 17, 2008, Hennis’ monthly salary increased to $10,000 per month.

c)	Accounts payable at May 31, 2008, include $12,053 due to affiliated companies for general and administrative costs.
10.	Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. Although unable to estimate minimum costs, if any, in the opinion of management, the ultimate disposition of these matters will likely not have a material adverse impact either individually or in the aggregate on future results of operations, financial position or cash flows of the Company.

11.	Subsequent Events

The Company paid $15,000 and issued 100,000 restricted shares of the Company’s common stock in June 2008, pursuant to the terms of a consulting agreement with a third party to provide the Company with certain marketing and communications services.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Colorado Goldfields Inc.
We have audited the accompanying balance sheet of Colorado Goldfields Inc. (an Exploration Stage Company) as of August 31, 2007, and the related statements of operations, cash flows and stockholders’ deficit for the year ended August 31, 2007, and for the period from February 11, 2004 (inception) through August 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Colorado Goldfields Inc. as of August 31, 2007, and the results of its operations and cash flows for the year ended August 31, 2007, and for the period from February 11, 2004 (inception) through August 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $300,193 for the year ended August 31, 2007, and a deficit accumulated during the exploration stage of $377,558 for the period from February 11, 2004 (inception) through August 31, 2007. The Company also has a limited history and no revenue producing operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ GHP HORWATH, P.C.
Denver, Colorado
December 21, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Colorado Goldfields Inc. (formerly Garpa Resources Inc.) (An Exploration Stage Company)
We have audited the balance sheet of Colorado Goldfields Inc. (formerly Garpa Resources Inc.)(An Exploration Stage Company) as of August 31, 2006 and the related statements of operations, cash flows and stockholders’ equity for the year then ended and accumulated from February 11, 2004 (Date of Inception) to August 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Colorado Goldfields Inc. (formerly Garpa Resources Inc.) (An Exploration Stage Company) as of August 31, 2006, and the results of its operations and its cash flows for the year then ended and accumulated from February 11, 2004 (Date of Inception) to August 31, 2006, in conformity with accounting principles generally accepted in the United States.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred losses from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
November 16, 2006

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Balance Sheet
(Expressed in US Dollars)

	August 31,	August 31,
	2007	2006
ASSETS
Current Assets
Cash	$22,046	$9,284
Restricted cash (Note 3)	19,965	—
Prepaid expenses	6,739	—

Total Current Assets	48,750	9,284

Non-Current Assets
Land and building (Note 7)	1,400,677	—
Other	14,120	—

Total Non-Current Assets	1,414,797	—

Total Assets	$1,463,547	$9,284

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable (Note 6)	$76,446	$2,458
Accrued liabilities	28,426	5,441
Advances payable (Note 4)	400,733	—
Note payable (Note 4)	100,000	—

Total Current Liabilities	605,605	7,899

Non-Current Liabilities
Long-term debt (Note 7)	650,000	—
Asset retirement obligation (Note 7)	500,000	—

Total Non-Current Liabilities	1,150,000	—

Total Liabilities	1,755,605	7,899

Contingencies and Commitments (Notes 4, 6, 7, 9 and 10)

Stockholders’ Deficit
Common stock, 1,185,000,000 shares authorized; $0.001 par value; 88,085,000 shares issued and outstanding	56,250	56,250
Donated capital	29,250	22,500
Equity (deficit) accumulated during the exploration stage	(377,558)	(77,365)

Total Stockholders’ Equity (Deficit)	(292,058)	1,385

Total Liabilities and Stockholders’ Equity (Deficit)	$1,463,547	$9,284

     The Accompanying Notes are an Integral Part of These Financial Statements

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Statements of Operations
(Expressed in US Dollars)

			Accumulated
			from
			February 11,
			2004
			(Date of
	For the Year	For the Year	Inception)
	Ended	Ended	to August 31,
	August 31, 2007	August 31, 2006	2007
Revenue	$—	$—	$—

Other (income) expense
Other income	(1,048)	—	(1,048)
Donated rent (Note 6)	2,250	3,000	9,750
Donated services ( Note 6)	4,500	6,000	19,500
General and administrative	62,948	1,059	64,448
Mineral property and exploration costs	93,862	12,564	128,952
Professional fees	126,547	13,525	144,822
Interest expense	11,134	—	11,134

Net Loss	$(300,193)	$(36,148)	$(377,558)

Net Loss Per Share - Basic and Diluted	*	*

Weighted Average Shares Outstanding	88,085,000	88,085,000

*	Amount is less than $(0.01) per share.
     The Accompanying Notes are an Integral Part of These Financial Statements

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Statements of Stockholders Equity (Deficit)
From February 11, 2004 (Date at Inception) to August 31, 2007
(Expressed in US Dollars)

				Deficit
				Accumulated	Total
				During the	Stockholders’
	Common Stock		Donated	Exploration	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balances — February 11, 2004 (Date of Inception)	—	$—	$—	$—	$—
Issuance of common stock for cash	39,500,000	2,500	—	—	2,500
Donated services and rent	—	—	4,500	—	4,500
Net loss	—	—	—	(5,898)	(5,898)

Balances — August 31, 2004	39,500,000	2,500	4,500	(5,898)	1,102
Issuance of common stock for cash	48,585,000	53,750	—	—	53,750
Donated services and rent	—	—	9,000	—	9,000
Net loss	—	—	—	(35,319)	(35,319)

Balances — August 31, 2005	88,085,000	56,250	13,500	(41,217)	28,533
Donated services and rent (Note 6)	—	—	9,000	—	9,000
Net loss	—	—	—	(36,148)	(36,148)

Balances — August 31, 2006	88,085,000	56,250	22,500	(77,365)	1,385
Donated services and rent (Note 6)	—	—	6,750	—	6,750
Net loss	—	—	—	(300,193)	(300,193)

Balances — August 31, 2007	88,085,000	$56,250	$29,250	$(377,558)	$(292,058)

     The Accompanying Notes are an Integral Part of These Financial Statements

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US Dollars)

			Accumulated from
	For the Year	For the Year	February 11, 2004
	Ended	Ended	(Date of Inception)
	August 31, 2007	August 31, 2006	to August 31, 2007

Cash Flows From in Operating Activities:
Net loss	$(300,193)	$(36,148)	$(377,558)
Adjustments to reconcile net loss to cash used in operating activities:
Donated services and rent	6,750	9,000	29,250

Change in operating assets and liabilities:
Increase in restricted cash	(19,965)	—	(19,965)
Increase in prepaid expenses	(6,739)	—	(6,739)
Increase in accounts payable	73,988	2,432	76,446
Increase in accrued liabilities	22,985	691	28,426
Increase in other assets	(14,120)	—	(14,120)

Net cash used in operating activities	(237,294)	(24,025)	(284,260)

Cash Flows From Investing Activities:
Acquisition of land and building	(250,677)	—	(250,677)

Net cash used in investing activities	(250,677)	—	(250,677)

Cash Flows From Financing Activities:
Advances received	405,733	—	405,733
Repayment of advances	(5,000)		(5,000)
Advances from related party	10,000	52	10,052
Repayment of advances from related party	(10,000)		(10,052)
Proceeds from note payable	100,000	—	100,000
Proceeds from issuance of common stock	—	—	56,250

Net cash provided by financing activities	500,733	52	556,983

Increase (Decrease) in Cash	12,762	(23,973)	22,046
Cash — Beginning of Period	9,284	33,257	—

Cash — End of Period	$22,046	$9,284	$22,046

Supplemental Disclosures:
Interest paid	$7,583	$—	$7,583
Income taxes paid	$—	$—	$—

Non-cash investing and financing activities:
Acquisition of land and building:
Cash paid	$250,677	$—	$250,677
Mortgage note given to seller	650,000	—	650,000
Asset retirement obligation assumed	500,000	—	500,000

Assets acquired	$1,400,677	$—	$1,400,677

     The Accompanying Notes are an Integral Part of These Financial Statements

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Notes to the Financial Statements — August 31, 2007
1.	Organization, Nature of Business, Going Concern and Management’s Plans

Organization and Nature of Business:

The Company was incorporated in the State of Nevada on February 11, 2004, under the name of Garpa Resources, Inc. On June 18, 2007, the Company changed its name to Colorado Goldfields Inc. (the “Company”). The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting for Development Stage Enterprises". The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether the properties it intends to acquire contain mineral reserves that are economically recoverable.

Going Concern and Management’s Plans:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception in February 2004, the Company has not generated revenue and has incurred net losses. The Company has a deficit in working capital of $556,855 at August 31, 2007, incurred a net loss of $300,193 for the year ended August 31, 2007, and a deficit accumulated during the exploration stage of $377,558 for the period from February 11, 2004 (inception) through August 31, 2007. Accordingly, it has not generated cash flow from operations and has primarily relied upon advances from stockholders, promissory notes and advances from unrelated parties, and equity financing to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As discussed further in Note 9, on November 20, 2007, the Company received $3,284,475 from equity financings which management believes will enable the Company to commence mining exploration activities on properties in San Juan County, Colorado, and fund its operations through most of the fiscal year ended August 31, 2008.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

2.	Summary of Significant Account Policies
a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America and are expressed in US dollars. The Company’s fiscal year-end is August 31.

b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2.	Summary of Significant Account Policies (continued)
b)	Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potential dilutive common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti- dilutive. The Company did not have any dilutive securities outstanding for the years ended August 31, 2007 and 2006.

c)	Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income (loss), its components, and accumulated balances. For the periods presented there were no differences between net loss and comprehensive loss.

d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

e)	Mineral Property and Exploration Costs

The Company has been in the exploration stage since its formation on February 11, 2004, and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties.

Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as Mineral property and exploration costs. Capitalization of mine development project costs, that meet the definition of an asset, begins once mineralization is classified as proven and probable reserves.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to acquire and develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

f)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets", the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

2.	Summary of Significant Account Policies (continued)
Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. Management believes no impairment exists as of August 31, 2007.

i)	Financial Instruments

The fair values of financial instruments, which include cash, restricted cash, accounts payable, advances and a note payable were estimated to approximately their carrying value due to the immediate or short-term maturity of these financial instruments. The fair value of amounts due to related parties is not practicable to estimate due to the related party nature of the underlying transactions.

j)	Income Taxes

Potential benefits of income tax losses are not recognized until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes”. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in the financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses in future years.

k)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency transactions or balances are included in the determination of income. Foreign currency transactions have in the past been primarily undertaken in Canadian dollars. The effects of foreign currency translation and transactions are not material.

l)	Property Retirement Obligation

SFAS 143, “Accounting for Asset Retirement Obligations,” requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Accretion expense is recorded in each subsequent period to recognize the changes in the liability resulting from the passage of time. Changes resulting from revisions to the original fair value of the liability are recognized as an increase or decrease in the carrying amount of the liability and the related asset retirement costs capitalized as part of the carrying amount of the related long-lived asset.

m)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities.

SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No.

157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.
2.	Summary of Significant Account Policies (continued)
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements". The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. In November 2007, the FASB announced that it would defer the effective date of SFAS 157 for one year for all non-financial assets and liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty In Income Taxes, an interpretation of FASB Statements No. 109". FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

3.	Restricted Cash

During the year ended August 31, 2007, the Company prepaid $19,965 of outstanding fees and disbursements with respect to the promissory note as disclosed in Note 4. This amount, which was held in escrow by the Company’s legal representative, was ultimately used to repay the aforementioned promissory note in November 2007.

4.	Note and Advances Payable

On May 15, 2007, the Company issued a promissory note to an unrelated third party in exchange for cash proceeds of $100,000. Under the terms of the promissory note, interest is accrued at 12% per annum and is payable quarterly on March 31, June 30, September 30, and December 31 of each year. The promissory note is secured by property and equipment and is due on November 30, 2007. The promissory note, including all principal and interest totaling $106,267 was repaid in November 2007. In addition, through August 2007, the Company received a total of $400,733 in unsecured non-interest bearing advances from an unrelated third party. The advances were repaid in November 2007. The note and advances payable were repaid from the proceeds of the private placement described in Note 9.

5.	Common Stock

On June 18, 2007, the Company effected a 7.9 for 1 forward stock split of the authorized, issued and outstanding stock. As a result, the authorized share capital increased from 75,000,000 shares of common stock with a par value of $0.001 to 592,500,000 shares of common stock with a par value of $0.001. The issued and outstanding common shares increased from 5,575,000 shares to 44,042,500 shares. All share amounts have been retroactively adjusted for all periods presented. Refer to Note 9.

6.	Related Party Transactions
a)	During the year ended August 31, 2007, the Company recognized a total of $4,500 (2006 — $6,000) for donated services at $500 per month and $2,250 (2006 — $3,000) for donated rent at $250 per month provided by an officer and director of the Company.

6.	Related Party Transactions (continued)
b)	On January 5, 2007, the Company issued a demand promissory note in exchange for cash proceeds of $10,000 to an officer and director of the Company. The note was unsecured, non-interest bearing, due on demand, and repaid in July 2007.

c)	On June 17, 2007, the Company entered into an executive employment agreement with Mr. Todd C. Hennis (“Hennis”), whereby the Company agreed to employ Hennis as Chief Executive Officer and President for the term of 18 months ending December 17, 2008, in consideration for: (1) monthly salary of $8,000 per month for the first six months, to be increased to not less than $8,500 per month thereafter; (2) monthly automobile allowance of $350 per month, plus reimbursement for mileage at the IRS standard rate; (3) certain employee benefits, including group health insurance, pension and profit sharing and other benefits elected; (4) and the agreement by the Company to grant a stock option to purchase up to 600,000 shares of common stock at an exercise price equal to the fair market value of the common shares as of the date of grant pursuant to a stock option plan. The Company has not yet obtained the necessary approvals to grant the options as outlined under the agreement.

d)	The Company has also verbally agreed to grant our CFO, Gary Schellenberg, an option to purchase up to 500,000 shares. In addition, the Company has hired an exploration manager who is scheduled to start work in February, 2008 and to whom the Company verbally agreed to grant an option to purchase 400,000 shares of common stock, with such option to vest over a three year period. All of the options would be exercisable at a price equal to the fair market value as of the date of grant.

e)	On June 17, 2007, the former President of the Company entered into a stock purchase agreement (the “Agreement”) with Hennis, whereby the former President of the Company agreed to sell, and Hennis agreed to purchase, 2,500,000 (19,750,000 after the 7.9 for 1 forward split described in Note 5 and 39,500,000 shares after the 2 for 1 forward split described in Note 9) common shares of the Company for the consideration of $2,500. The transaction resulted in a change of control in the Company.

f)	Accounts payable at August 31, 2007, include $6,377 due to affiliated companies for legal fees and mineral property and exploration costs.
7.	Mineral Properties
a)	The Company entered into an agreement dated March 7, 2005, to acquire a 100% interest in two Red Lake Mining Division Mining Claims located South of Otter Lake, Ontario, Canada, in consideration for $10,000. The claims were registered in the name of the former President of the Company, who executed a trust agreement whereby the former President agreed to hold the claims in trust on behalf of the Company. During the year ended August 31, 2007, the Company incurred $2,097 of mineral exploration costs in relation to the mining claims before abandoning them by August 31, 2007.

b)	On June 29, 2007, the Company acquired the Pride of the West Mill (the “Mill”), an inactive mining mill, located in Howardsville, Colorado for consideration of $900,677 plus the assumption of an estimated asset retirement obligation of $500,000 for a total cost of $1,400,677. The Company paid the seller cash of $250,677 and the remaining $650,000 was paid through a mortgage with the seller which is secured by the Mill bearing interest at 7% per year with interest only payable monthly for two years, with all unpaid principal due June 29, 2009. Through August 31, 2007, there were no significant changes to the retirement obligation and accretion expense was not significant.

7.	Mineral Properties (continued)

In connection with the acquisition of the Mill, the Company is further obligated to replace a bond that the seller has on deposit with the Colorado Division of Reclamation, Mining, and Safety. In December 2007 or early January 2008, the Company is planning to replace the bond for approximately $317,000.
c)	On June 17, 2007, the Company entered into an option agreement, amended November 8, 2007, among the Company as optionee, Hennis and San Juan Corp., a company controlled by Hennis, as optionors, whereby the Company was granted the exclusive right and option to acquire an 80% undivided right, title and interest in certain properties located in San Juan County, Colorado, which option is to be exercised by the Company in stages as follows:
(i)	an undivided 40% interest in the properties is to vest upon the Company incurring expenditures of not less than $6,000,000 on the properties within five years from the date of the option agreement;

(ii)	an additional undivided 20% interest in the properties is to vest upon: (a) the Company incurring additional expenditures of not less than $3,500,000 on the properties within 7.5 years from the date of the option agreement, and (b) the issuance by the Company, subject to compliance with applicable securities laws, of 10,000,000 shares (adjusted for stock splits) of the Company’s common stock; and

(iii)	an additional undivided 20% interest in the properties is to vest upon: (a) the Company incurring additional expenditures of not less than $3,500,000 on the properties within 10 years from the date of the option agreement, and (b) the issuance by the Company, subject to compliance with applicable securities laws, of 10,000,000 shares (adjusted for stock splits) of the Company’s common stock.
In addition, in order to keep the option in good standing, the Company must make payments to the optionors as follows:
(i)	a cash payment of $50,000 within 30 days from the date of the option agreement (which was paid by the Company in August, 2007 and recorded as expense);

(ii)	a cash payment of $100,000 within one year from the date of the option agreement;

(iii)	a cash payment of $200,000 within two years from the date of the option agreement; and

(iv)	100 troy ounces of gold contained in gold ore, or the cash equivalent thereof, within three years of the date of the option agreement, and annually thereafter up to and including the 10th year from the date of the option agreement, which payments shall only be made if the Company successfully operates the Mill during any part of the year in which payment is due. The Mill is currently non-operational.
Pursuant to the option agreement, the Company: (i) has been appointed as the initial operator on the properties, with certain rights and obligations as described in the option agreement; and (ii) has executed and entered into an employment agreement with Mr. Hennis, as described in Note 6(c):

The option agreement: (i) will terminate in the event the Company fails to make any of the payments required to maintain the option in good standing; and (ii) notwithstanding anything else in the option agreement, may be terminated by the Company within 18 months from date of the option agreement by providing 10 days’ written notice to the optionors.

8.	Income Taxes

The components of the Company’s deferred tax asset as of August 31, 2007, is as follows:

Net operating losses	$377,558
Statutory tax rate	35%
Deferred tax asset	132,145
Valuation allowance	(132,145)

Net deferred tax asset	$—

As described in Note 6, on June 17, 2007, a change in control occurred which may substantially limit utilization of net operating losses incurred prior to that date. The net operating loss above expires through August 31, 2028.

Deferred income tax reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company provided a valuation allowance of 100% of its deferred tax asset due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets.

9.	Subsequent Events

On October 29, 2007, the Company split its stock on a 2 for 1 basis. As a result, the Company’s authorized capital increased from 592,500,000 shares of common stock with a par value of $0.001 per share to 1,185,000,000 shares of common stock with a par value of $0.001 per share. All share and per share information included in the accompanying financial statements for all periods presented have been adjusted to retroactively reflect the stock split.

On November 20, 2007, the Company issued a total of 8,758,600 post-split common shares at a price of US$0.375 per post-split common share under a private placement for gross proceeds of $3,284,475 (net proceeds of $2,999,016). Each common share was issued with one non-transferable share purchase warrant. Each warrant entitles the holder thereof to purchase an additional common share at a price of $0.50 per post-split share until the close of business on November 14, 2009. As of November 30, 2007 private placement proceeds of $831,225 from signed subscription agreements for 2,216,600 shares of common shares had not been received and were recorded as of November 30, 2007, as stock subscription receivables. The stock subscription receivables were collected on December 4, 2007.

The private placement provides for certain registration rights whereby the Company could incur penalties if a registration statement is not filed or declared effective by the SEC on a timely basis pursuant to the registration rights agreements. Under the agreements, the Company must file a registration statement registering for resale the shares within 60 calendar days following the closing of the private placement, which occurred on November 14, 2007. Furthermore, the Company is to use commercially reasonable efforts to cause such registration statement to become effective within 120 calendar days after the closing of the private placement (or, in the event of a full review of the registration statement by the SEC, 180 calendar days after the closing of the private placement). If the registration statement is not filed on a timely basis or is not declared effective by the SEC for any reason on a timely basis, the Company will be required to make a payment to the subscribers in an amount equal to 2.0% of the purchase price paid for the Units by the subscriber for each Unit then held by the subscriber, and an additional 2.0% payment each 30-day period thereafter until the registration statement is filed or declared effective by the SEC, as the case may be; provided, however, that in no event shall these late registration payments, if any, exceed in the aggregate 15.0% of the total purchase price paid for all Units sold in the private placement. Thus, the maximum monetary penalty that the Company could incur under the penalty provision of the registration rights agreement is $492,671. Under the registration rights agreements, the requirement to keep a registration statement current and effective is suspended upon the earlier of (i) the first anniversary of the closing date, (i) the date that each investor is able to sell the shares without limitation under SEC Rule 144, or (iii) at such time that shares purchased by the investors have been sold.

The Company timely filed a registration statement to register the shares sold in the private placement, and such registration statement was chosen for full review by the SEC. Additionally, due to recent changes to SEC Rule 144, the investors will be able to sell all shares they purchased in the private placement upon the six month anniversary of the closing date. Thus, the Company has not recorded a liability in connection with the penalty provisions of the registration rights agreements because it believes that it is not probable that an event can occur which will trigger a penalty payment under the agreements.

A portion of the proceeds have been used to pay down certain loans and advances payable. Management expects the balance of the proceeds will be used for exploration and development of the Company’s San Juan County, Colorado mining properties, working capital and general corporate purposes, and the acquisition of additional mineral properties.

10.	Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. Although unable to estimate minimum costs, if any, in the opinion of management, the ultimate disposition of these matters will likely not have a material adverse impact either individually or in the aggregate on future results of operations, financial position or cash flows of the Company.

30,000,000 Shares of
Common Stock
COLORADO GOLDFIELDS INC.
PROSPECTUS
               , 2008
     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.
     Until      , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
          Included in the prospectus.
Item 25. Other Expenses of Issuance and Distribution.
          We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except for the Securities and Exchange Commission’s registration fee:

SEC registration fee	$59
Legal fees	50,000
Accounting fees	30,000
Blue Sky filing fees and expenses	2,000
Printing and engraving expenses	5,000
Transfer Agent fees and expenses	1,000
Miscellaneous	1,941

Total	$90,000

Item 26. Recent Sales Of Unregistered Securities.
          As of December 31, 2007 we have sold 96,843,600 shares of unregistered common stock and 8,758,600 warrants to purchase shares of our common stock. All of these securities were acquired from us in private placements that were exempt from registration under Section 4(2), Regulation D and/or Regulation S of the Securities Act of 1933. The following information describes the transactions in which those securities were issued. All share and warrant amounts have been adjusted for our 7.9 for one stock split effective June 18, 2007 and two-for-one stock split effective October 29, 2007.
          In connection with our incorporation and initial capitalization, we completed the following transactions: On March 18, 2004, we issued 2,500,000 shares of common stock at a price of $0.001 per share for cash proceeds of $2,500 to Gary Schellenberg, who at the time acted as our President, and who currently is our Chief Executive Officer. On March 15, 2005 we issued 2,500,000 shares of common stock to 10 non-affiliate offshore residents at a price of $0.01 per share for cash proceeds of $25,000. On June 30, 2005 we issued 575,000 shares of common stock to 23 non-affiliate offshore residents at a price of $0.05 per share for cash proceeds of $28,750.
          With respect to all of the above offerings, we completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the common stock was completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person. The subscription agreement executed between us and the investor included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investor agreed by execution of the subscription agreement for the common stock: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

          Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.
          In November 2007, we entered into private placement subscription agreements for 8,758,600 Units with 24 offshore subscribers and four U.S. subscribers at a price of US$0.375 per unit for an aggregate subscription amount of approximately US$3,284,500. Each Unit consisted of one share of common stock and one common stock purchase warrant, which warrant entitles the holder to purchase one additional share of our common stock at a price of US$0.50 per share, for a period of two years from the closing of the private placement. We did not use the services of a placement agent although we have paid a finder’s fee of $250,000 to a European company in connection with their introductions to offshore subscribers.
          Pursuant to each subscription agreement executed in connection with the private placement, we agreed to, among other things, register for resale all of the shares of common stock issued to the subscribers, the warrants and the common stock issuable to each subscriber upon due exercise of their respective warrants. This registration statement of Form S-1 accomplishes that requirement.
          We issued the Units to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) without registration in reliance upon the exemptions from registration set forth in Regulation S and/or Section 4(2) of the Securities Act of 1933. We issued the Units to the U.S. subscribers without registration in reliance upon the exemptions from registration set forth in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. The subscription agreement executed between us and the investor included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the 1933 Act. The investor agreed and/or acknowledged by execution of the subscription agreement for the Units: (i) to resell the securities purchased only in accordance with an available exemption from registration, such as pursuant to the provisions of Regulation S or Rule 144, or pursuant to registration statement under the 1933 Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with an available exemption from registration or pursuant to registration under the 1933 Act or pursuant to an exemption from registration under the 1933 Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the 1933 Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to exemptions from registration and could not be resold without registration under the 1933 Act or an applicable exemption from the registration requirements of the 1933 Act.
          Each investor was given adequate access to sufficient information about us to make an informed investment decision.

Item 27. Exhibits.
     The following exhibits are filed with, or incorporated by reference in, this registration statement:

Exhibit
Number	Description
2	Articles of Merger between Colorado Goldfields Inc. (surviving entity) and Garpa Resources, Inc., effective June 18, 2007. Filed with Form 8-K dated June 20, 2007, and incorporated herein by reference.

3.2	Amended and Restated Bylaws filed as Exhibit 3.1 to Form 8-K dated September 4, 2008 and incorporated herein by reference.

4.1	2008 Non-Qualified Consultants & Advisors Stock Compensation Plan. Filed as Exhibit 4.1 to the Registration Statement on Form S-8 dated September 17, 2008 (SEC file # 333-153528) and incorporated herein by reference.

5	Opinion of Jackson Kelly PLLC*

10.1	Option Agreement, Gold King, Mayflower and Mogul Properties, between San Juan Corp., Todd C. Hennis, and Garpa Resources, Inc., dated June 17, 2007. Filed as Exhibit 10.1 to Form 8-K dated June 26, 2007, and incorporated herein by reference.

10.2	Executive Employment Agreement between Garpa Resources, Inc. and Todd C. Hennis, dated June 17, 2007. Filed as Exhibit 10.2 to Form 8-K dated June 26, 2007, and incorporated herein by reference.

10.3	Purchase and Sale Agreement between Tusco Incorporated and Garpa Resources, Inc. dated June 13, 2007, relating to the Pride of the West Mill. Filed as Exhibit 10.1 to Form 8-K/A dated June 28, 2007, and incorporated herein by reference.

10.4	Amendment to Option Agreement between San Juan Corp., Todd C. Hennis, and Colorado Goldfields Inc. (fka Garpa Resources, Inc.), dated November 8, 2007. Filed as Exhibit 10.1 to Form 8-K dated November 13, 2007, and incorporated herein by reference.

10.5	Form of Private Placement Subscription Agreement (Offshore Subscribers). Filed as Exhibit 10.1 to Form 8-K dated November 15, 2007, and incorporated herein by reference.

10.6	Form of Private Placement Subscription Agreement (U.S. Subscribers). Filed as Exhibit 10.2 to Form 8-K dated November 15, 2007, and incorporated herein by reference.

10.7	Option Contract (for Royalties) between Recreation Properties LTD., Thomas A. Warlick and Colorado Goldfields Inc. dated December 19, 2007. Filed with the Registration Statement on Form SB-2, filed January 11, 2008 and incorporated herein by reference.

10.8	2008 Stock Incentive Plan. Filed as exhibit 10.11 to Form 8-K filed February 20, 2008, and incorporated herein by reference.

10.9	Letter of Intent between Colorado Goldfields Inc. dated March 17, 2008 and C.P. Victor Salas Gamero, Ing., Victor Salas Martos, and Liliana Salas (“Sellers”) owners of 100% of the capital stock of Besmer, S.A. de C.V. Filed as exhibit 10.12 to Form 8-K filed March 18, 2008, and incorporated herein by reference.

10.10	Addendum To The Letter Of Intent dated March 12, 2008. Filed as exhibit 10.1 to Form 8-K filed May 5, 2008, and incorporated herein by reference.

10.11	Employment Agreement: C. Stephen Guyer dated July 31, 2008. Filed as Exhibit 10.1 to Form 8-K filed August 4, 2008, and incorporated herein by reference.

Exhibit
Number	Description
10.12	Standby Equity Distribution Agreement dated August 29, 2008 between YA Global Investments, L.P. and Colorado Goldfields Inc.*

10.13	Registration Rights Agreement dated August 29, 2008 between YA Global Investments, L.P. and Colorado Goldfields Inc.*

14	Code of Business Conduct and Ethics. Filed as Exhibit 14 to Form 8-K filed February 20, 2008, and incorporated herein by reference.

23.1	Consent of GHP Horwath, P.C.*

23.2	Consent of Manning Elliott LLP *

23.3	Consent of Jackson Kelly PLLC (included with Exhibit 5)*

23.4	Consent of E. D. Black, P.E.*

*	Filed herewith.
Item 28. Undertakings.
     The undersigned registrant hereby undertakes that it will:
1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	Include any additional or changed material information on the plan of distribution.
2.	For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to this offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of the Securities Act (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Lakewood, State of Colorado, on this 14th day of October, 2008.

COLORADO GOLDFIELDS INC. (Registrant)
By:	/s/ Lee R. Rice
Lee R. Rice, Interim Chief Executive Officer

COLORADO GOLDFIELDS INC. (Registrant)
By:	/s/ C. Stephen Guyer
C. Stephen Guyer, Chief Financial Officer
(Principal Accounting Officer)

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Lee R. Rice Lee R. Rice	Interim Chief Executive Officer & Director	October 14, 2008

/s/ C. Stephen Guyer	Chief Financial Officer & Director	October 14, 2008
C. Stephen Guyer

/s/ Beverly E. Rich	Director	October 14, 2008
Beverly E. Rich

/s/ Eric O. Owens	Director	October 14, 2008
Eric O. Owens

/s/ Norman J. Singer	Director	October 14, 2008
Norman J. Singer

EXHIBIT INDEX
     The following exhibits are filed with, or incorporated by reference in, this registration statement:

Exhibit
Number	Description
2	Articles of Merger between Colorado Goldfields Inc. (surviving entity) and Garpa Resources, Inc., effective June 18, 2007. Filed with Form 8-K dated June 20, 2007, and incorporated herein by reference.

3.2	Amended and Restated Bylaws filed as Exhibit 3.1 to Form 8-K dated September 4, 2008 and incorporated herein by reference.

4.1	2008 Non-Qualified Consultants & Advisors Stock Compensation Plan. Filed as Exhibit 4.1 to the Registration Statement on Form S-8 dated September 17, 2008 (SEC file # 333-153528) and incorporated herein by reference.

5	Opinion of Jackson Kelly PLLC*

10.1	Option Agreement, Gold King, Mayflower and Mogul Properties, between San Juan Corp., Todd C. Hennis, and Garpa Resources, Inc., dated June 17, 2007. Filed as Exhibit 10.1 to Form 8-K dated June 26, 2007, and incorporated herein by reference.

10.2	Executive Employment Agreement between Garpa Resources, Inc. and Todd C. Hennis, dated June 17, 2007. Filed as Exhibit 10.2 to Form 8-K dated June 26, 2007, and incorporated herein by reference.

10.3	Purchase and Sale Agreement between Tusco Incorporated and Garpa Resources, Inc. dated June 13, 2007, relating to the Pride of the West Mill. Filed as Exhibit 10.1 to Form 8-K/A dated June 28, 2007, and incorporated herein by reference.

10.4	Amendment to Option Agreement between San Juan Corp., Todd C. Hennis, and Colorado Goldfields Inc. (fka Garpa Resources, Inc.), dated November 8, 2007. Filed as Exhibit 10.1 to Form 8-K dated November 13, 2007, and incorporated herein by reference.

10.5	Form of Private Placement Subscription Agreement (Offshore Subscribers). Filed as Exhibit 10.1 to Form 8-K dated November 15, 2007, and incorporated herein by reference.

10.6	Form of Private Placement Subscription Agreement (U.S. Subscribers). Filed as Exhibit 10.2 to Form 8-K dated November 15, 2007, and incorporated herein by reference.

10.7	Option Contract (for Royalties) between Recreation Properties LTD., Thomas A. Warlick and Colorado Goldfields Inc. dated December 19, 2007. Filed with the Registration Statement on Form SB-2, filed January 11, 2008 and incorporated herein by reference.

10.8	2008 Stock Incentive Plan. Filed as exhibit 10.11 to Form 8-K filed February 20, 2008, and incorporated herein by reference.

10.9	Letter of Intent between Colorado Goldfields Inc. dated March 17, 2008 and C.P. Victor Salas Gamero, Ing., Victor Salas Martos, and Liliana Salas (“Sellers”) owners of 100% of the capital stock of Besmer, S.A. de C.V. Filed as exhibit 10.12 to Form 8-K filed March 18, 2008, and incorporated herein by reference.

10.10	Addendum To The Letter Of Intent dated March 12, 2008. Filed as exhibit 10.1 to Form 8-K filed May 5, 2008, and incorporated herein by reference.

Exhibit
Number	Description
10.11	Employment Agreement: C. Stephen Guyer dated July 31, 2008. Filed as Exhibit 10.1 to Form 8-K filed August 4, 2008, and incorporated herein by reference.

10.12	Standby Equity Distribution Agreement dated August 29, 2008 between YA Global Investments, L.P. and Colorado Goldfields Inc.*

10.13	Registration Rights Agreement dated August 29, 2008 between YA Global Investments, L.P. and Colorado Goldfields Inc.*

14	Code of Business Conduct and Ethics. Filed as Exhibit 14 to Form 8-K filed February 20, 2008, and incorporated herein by reference.

23.1	Consent of GHP Horwath, P.C.*

23.2	Consent of Manning Elliott LLP *

23.3	Consent of Jackson Kelly PLLC (included with Exhibit 5)*

23.4	Consent of E. D. Black, P.E.*

*	Filed herewith.